Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re DELTA PETROLEUM CORPORATION, et al.,[1] Debtors.	Chapter 11 Case No. 11-14006 (KJC) (Jointly Administered)

THIRD AMENDED JOINT CHAPTER 11 PLAN

OF REORGANIZATION OF DELTA PETROLEUM CORPORATION

AND ITS DEBTOR AFFILIATES

Delta Petroleum Corporation and its above-captioned debtor affiliates, as debtors and debtors in possession (collectively, the “Debtors”), propose the following joint chapter 11 plan of reorganization (as amended, the “Plan”) pursuant to section 1121(a) of the Bankruptcy Code. These Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to an order of the Bankruptcy Court. Capitalized terms used in this Plan and not otherwise defined have the meanings ascribed to such terms in Article I. Section 1.1. of this Plan.

Reference is made to the Disclosure Statement, filed by the Debtors on July 6, 2012 [D.I. 695] and approved by the Bankruptcy Court by order dated July 6, 2012 [D.I. 693], for a discussion of the Debtors’ history, businesses, results of operations, historical financial information, projections and future operations, as well as a summary and analysis of this Plan and certain related matters, including distributions to be made under this Plan.

This Plan amends and restates the plan of reorganization filed by the Debtors on June 4, 2012 [D.I. 590], as amended by the amended plan of reorganization filed by the Debtors on June 29, 2012 [D.I. 650], as further amended by the second amended plan of reorganization filed by the Debtors on July 6, 2012 [D.I. 694], and modifies the third amended plan of reorganization filed by the Debtors on August 13, 2012 [D.I. 885].

1.	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number are: Delta Petroleum Corporation (0803), DPCA LLC (0803), Delta Exploration Company, Inc. (9462), Delta Pipeline, LLC (0803), DLC, Inc. (3989), CEC, Inc. (3154), Castle Texas Production Limited Partnership (6054), Amber Resources Company of Colorado (0506), and Castle Exploration Company, Inc. (9007). The Debtors’ headquarters are located at: 370 17th Street, Suite 4300, Denver, Colorado 80202.

i

5.4.	Acceptance by Impaired Classes	23
5.5.	Nonconsensual Confirmation	23

ARTICLE VI MEANS OF IMPLEMENTATION AND POST-EFFECTIVE DATE GOVERNANCE		23

6.1.	Corporate Action	23
6.2.	The Joint Venture Company	25
6.3.	JV Company Credit Agreement	27
6.4.	Issuance of New Common Stock	27
6.5.	New Stockholders’ Agreement	27
6.6.	Recovery Trusts	28
6.7.	Preservation of Documents	30
6.8.	Cancellation of Agreements	30
6.9.	Surrender of Existing Securities	30
6.10.	Cancellation of the Notes and Equity Interests	31
6.11.	Existing Liens	32
6.12.	Compromise of Controversies	32
6.13.	Restructuring Transactions	32
6.14.	Effectuating Documents; Further Transactions	33

ARTICLE VII PROVISIONS GOVERNING DISTRIBUTIONS; TREATMENT OF DISPUTED CLAIMS		33

7.1.	Date of Distributions on Account of Allowed Claims	33
7.2.	Sources of Cash for Plan Distribution	33
7.3.	Time Bar to Cash Payments	33
7.4.	Disbursement Agent	34
7.5.	Record Date for Distribution	34
7.6.	Delivery of Distributions	34
7.7.	Objections to and Estimations of Claims; Resolution of Disputed Claims	35
7.8.	Noteholder Claims and DIP Facility Claims	36
7.9.	Recovery Trust Distributions	37
7.10.	Manner of Cash Payments Under Plan	37
7.11.	Fractional Shares	37
7.12.	Setoffs and Recoupment	37
7.13.	Exemption from Securities Law	37
7.14.	Allocation of Payments	38
7.15.	No Postpetition Interest on Claims	38

ARTICLE VIII TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		38

8.1.	Assumption of Contracts and Leases	38

ARTICLE IX CONDITIONS PRECEDENT TO EFFECTIVE DATE		40

9.1.	Conditions Precedent to Effective Date of Plan	40

9.2.	Debtors’ Waiver of Conditions Precedent	41
9.3.	Substantial Consummation	41

ARTICLE X EFFECT OF CONFIRMATION		41

10.1.	Vesting of Assets	41
10.2.	Corporate Existence	42
10.3.	Binding Effect	42
10.4.	Settlements, Releases and Discharges	42
10.5.	Discharge of the Debtors	42
10.6.	Exculpation	43
10.7.	Releases By the Debtors and their Estates	43
10.8.	Consensual Releases By Holders of Claims	44
10.9.	Abrogation of Successor Liability	44
10.10.	Term of Injunctions or Stays	45
10.11.	Termination of Subordination Rights and Settlement of Related Claims	45
10.12.	Indemnification Obligations	45
10.13.	Limitation on Indemnification	46
10.14.	Preservation of Claims	46
10.15.	No Acquisition of a Majority of Voting Interests	47

ARTICLE XI RETENTION OF JURISDICTION		47

11.1.	Jurisdiction of the Bankruptcy Court	47

ARTICLE XII MISCELLANEOUS		49

12.1.	Payment of Statutory Fees	49
12.2.	Payment of Noteholder Professional Fees	49
12.3.	Further Assurances	50
12.4.	Exhibits Incorporated	50
12.5.	Intercompany Claims	50
12.6.	Amendment or Modification of this Plan	50
12.7.	Inconsistency	50
12.8.	Section 1125(e) of the Bankruptcy Code	50
12.9.	Compliance with SEC Requirements	51
12.10.	Compliance with Tax Requirements	51
12.11.	Determination of Tax Filings and Taxes	51
12.12.	Exemption from Transfer Taxes	51
12.13.	Dissolution of any Statutory Committees and Cessation of Fee and Expense Payment	51
12.14.	Severability of Provisions in this Plan	52
12.15.	Governing Law	52
12.16.	No Admissions	52
12.17.	Reservation of Rights	52

12.18.	Notices	52

Plan Exhibit 1:	Contribution Agreement[2]
Plan Exhibit 2:	Joint Venture Company LLC Agreement
Plan Exhibit 3:	Management Services Agreement
Plan Exhibit 4:	General Trust Agreement
Plan Exhibit 5:	Wapiti Trust Agreement
Plan Exhibit 6:	JV Company Credit Facility Term Sheet
Plan Exhibit 7:	New Stockholders’ Agreement
Plan Exhibit 8:	Restated Certificates of Incorporation
Plan Exhibit 9:	Restated Bylaws

2.	The Contribution Agreement is attached as an Exhibit hereto without certain schedules and exhibits thereto that contain confidential information about leases, property holdings and agreements. A party-in-interest may view copies of those schedules and exhibits upon entry into a confidentiality agreement with the Debtors, in form and substance satisfactory to the Debtors and the Plan Sponsor in their sole discretion.

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1. Definitions. The following terms used herein shall have the respective meanings set forth below:

3 3/4% Indenture means that certain indenture, dated as of April 25, 2007, among Delta, the Subsidiary Guarantors (as the term is defined in the Indentures) and the Indenture Trustee, pursuant to which the 3 3/4% Notes were issued.

3 3/4% Notes means those certain 3 3/4% Convertible Senior Notes due 2037 issued by Delta pursuant to the 3 3/4% Indenture, $115,527,083.30 of which were outstanding as of the Petition Date.

7% Indenture means that certain indenture, dated as of March 15, 2005, among Delta, the Subsidiary Guarantors (as the term is defined in the Indentures) and the Indenture Trustee, pursuant to which the 7% Notes were issued.

7% Notes means those certain those 7% Senior Notes due 2015 issued by Delta pursuant to the 7% Indenture, $152,187,500 of which were outstanding as of the Petition Date.

Administrative Claim means a Claim for any right to payment of an administrative expense of the Chapter 11 Cases, of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to sections 507(a)(2) or 507(b) of the Bankruptcy Code, including (i) any actual and necessary costs and expenses of preserving the Estates, (ii) any indebtedness or obligations incurred or assumed by the Debtors during the Chapter 11 Cases and (iii) any compensation for professional services rendered and reimbursement of expenses incurred by the advisors to the Debtors. Any fees or charges assessed against the Estate of the Debtors under section 1930, title 28 of the United States Code are excluded from the definition of Administrative Claim and shall be paid in accordance with Section 12.1 hereof.

Affiliate has the meaning set forth in section 101(2) of the Bankruptcy Code.

Allowed means, with reference to any Claim or Equity Interest, (a) any Claim or Equity Interest arising on or before the Effective Date (i) as to which the Debtor does not object before the Claims Objection Deadline, or (ii) as to which any objection (by any party) has been determined by a Final Order to the extent any interposed objection is determined in favor of the respective Holder, (b) any Claim or Equity Interest as to which the liability of the Debtor and the amount thereof are determined by Final Order of a court of competent jurisdiction other than the Bankruptcy Court, or (c) any Claim or Equity Interest expressly Allowed hereunder.

Avoidance Actions means any and all rights, claims and causes of action which a trustee, debtor in possession or other appropriate party in interest (including the Recovery Trustee) would be able to assert on behalf of any of the Estates under applicable state statutes or the avoidance provisions of chapter 5 of the Bankruptcy Code, including actions under one or more of the provisions of Bankruptcy Code §§ 506, 542 through 551, and 553.

Bankruptcy Code means chapter 11 of title 11 of the United States Code.

Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware.

Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code.

Bar Date means the deadline established by order of the Bankruptcy Court for filing a Proof of Claim against a Debtor, which was March 23, 2012, as the deadline for filing Claims against the Debtors that arose prior to the Petition Date, and June 13, 2012, as the bar date for governmental units (except for claims against CECI, where the Bar Date is July 5, 2012).

Board of Managers means the board of members of the Joint Venture Company composed of six representatives; four appointed by the Plan Sponsor and two appointed by Reorganized Delta (one of which is to be selected by members of Reorganized Delta’s board who are appointed by Whitebox and one of which is to be selected by members of Reorganized Delta’s board who are appointed by ZCOF).

Business Day means any day other than a Saturday, a Sunday, a “legal holiday” (as defined in Bankruptcy Rule 9006(a)) or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

Carry Agreement means that certain Carry and Earning Agreement between EnCana Oil & Gas (USA) Inc. and Delta dated February 28, 2008.

Cash means legal tender of the United States of America or equivalents thereof, including, without limitation, payment in such tender by check, wire transfer or any other customary payment method.

Causes of Action means any and all rights, claims, causes of action, litigation, suits, proceedings, rights of setoff, rights of recoupment, complaints, defenses, counterclaims cross-claims and affirmative defenses of any kind or character whatsoever whether known or unknown, asserted or unasserted, reduced to judgment or otherwise, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively, currently existing or hereafter arising, whether Scheduled or not Scheduled and whether arising under the Bankruptcy Code or other applicable law, in contract or in tort, in law, in equity or otherwise, based in whole or in part upon any act or omission or other event occurring, prior to the Petition Date or during the course of the Chapter 11 Cases, to and including the Effective Date, including, without limitation, (a) claims pursuant to Bankruptcy Code § 362, (b) claims and defenses such as fraud, mistake, duress and usury, (c) claims under Bankruptcy Code § 510(c), and (d) all Avoidance Actions, but in each case excluding the Wapiti Causes of Action.

Chapter 11 Cases means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court under case number 11-14006 (KJC).

Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

Claims Objection Deadline means the date that is 180 days after the Effective Date.

Claims Register means a register of Claims in the Debtors’ cases maintained by the Disbursement Agent.

Claims Trading Order means that certain Order (A) Establishing Notice and Sell-Down Procedures for Trading in Claims Against the Debtors’ Estates and (B) Granting Related Relief Nunc Pro Tunc to the Petition Date entered on January 11, 2012 [D.I. 187].

Class means any group of substantially similar Claims or Equity Interests classified together hereby pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

Class Action means the putative securities class actions entitled George Darwin, Individually and on Behalf of All Others Similarly Situated v. Taylor, et al., Civil Action No. 12-cv-01038-CMA-CBS and Patipan Nakkhumpun, Individually and on Behalf of All Others Similarly Situated v. Taylor, et al., Civil Action No. 12-cv-0152-PAB-BNB, and any other actions arising from the same nucleus of facts against any non-Debtor defendant.

Collateral means any property or interest in property of the Estates subject to a Lien, charge or other encumbrance to secure the payment or performance of a Claim, which Lien, charge or other encumbrance is not subject to avoidance or otherwise invalid under the Bankruptcy Code or other applicable law.

Confirmation Date means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

Confirmation Hearing means the hearing conducted by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code to consider confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

Confirmation Order means the order or orders of the Bankruptcy Court entered pursuant to section 1129 of the Bankruptcy Code confirming this Plan, which shall be in form and substance reasonably acceptable to the Plan Sponsor (with respect only to those provisions that have a material effect on the Plan Sponsor’s or the Joint Venture Company’s commercial, economic or management (with respect to the Joint Venture Company) rights or interests) and reasonably acceptable in all respects to the Supporting Noteholders and the Creditors’ Committee.

Contribution Agreement means the contribution agreement between the Plan Sponsor, the Debtors and the Joint Venture Company, substantially in the form attached as Plan Exhibit 1.

Creditors’ Committee means the Official Committee of Unsecured Creditors consisting of the Persons appointed to such committee in the Chapter 11 Cases under section 1102(a) of the Bankruptcy Code and their appointed successors.

Cure means the payment of Cash by the Debtors, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), made in the ordinary course of business after the Effective Date pursuant to an executory contract or unexpired lease assumed or assigned under section 365 or 1123 of the Bankruptcy Code as necessary to (i) cure a monetary default by the Debtors or (ii) if an objection is filed to the Debtors’ proposed assumption or assignment of an executory contract or unexpired lease pursuant to the provisions of this Plan, the amount equal to the unpaid monetary obligations owing by the Debtors and required to be paid pursuant to section 365(b) of the Bankruptcy Code, as may be (x) determined by Final Order or (y) otherwise agreed upon by the parties.

Debtor means Delta Petroleum Corporation or any of its affiliated debtors and debtors in possession each in its respective individual capacity as a debtor and debtor in possession in the Chapter 11 Cases.

Debtors means collectively: (a) Delta Petroleum Corporation; (b) DPCA LLC; (c) Delta Exploration Company, Inc.; (d) Delta Pipeline, LLC; (e) DLC, Inc.; (f) CEC, Inc.; (g) Castle Texas Production Limited Partnership; (h) Amber Resources Company of Colorado; and (i) Castle Exploration Company, Inc.

Delta means Delta Petroleum Corporation, a Delaware corporation.

DIP Agent means Whitebox, in its capacity as agent under the DIP Credit Agreement.

DIP Commitments means the commitments of the individual DIP Lenders to make their Pro Rata shares of the DIP Facility available under the DIP Credit Agreement.

DIP Credit Agreement means the Amended And Restated Senior Secured Debtor-In-Possession Credit Agreement, dated as of December 21, 2011, among the Debtors, the DIP Agent, the DIP Lenders and the DIP Guarantors, as such agreement has been amended, supplemented or otherwise modified from time-to-time.

DIP Facility means the DIP credit facility governed by the DIP Credit Agreement.

DIP Facility Claims means any Claims arising under or related to any and all amounts outstanding and all other obligation under the DIP Credit Agreement.

DIP Guarantors means the institutions party from time to time as “Guarantors” under the DIP Credit Agreement.

DIP Lenders means the institutions party from time to time as “Lenders” under the DIP Credit Agreement.

DIP Order means that certain Order (Final) (I) Authorizing the Debtors (A) to Obtain Post-Petition Secured DIP Financing and (B) to Refinance Certain Pre-Petition Indebtedness;(II) Granting Liens and Providing for Superiority Administrative Expense Status;(III) Modifying the Automatic Stay; and (IV) Granting Related Relief.

Disbursement Agent means any Person in its capacity as a disbursement agent under Section 7.4 hereof. The initial Disbursement Agent shall be the Recovery Trustee.

Disclosure Statement means that certain disclosure statement relating to this Plan, including all exhibits and schedules thereto including this Plan and certain Plan Supplements, as the same may be amended, supplemented or otherwise modified from time to time, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and rule 3017 of the Bankruptcy Rules.

Disputed means, with respect to any Claim or Interest, any Claim or Interest that is (a) subject to a timely objection and/or request for estimation in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined by a Final Order as to which the time to appeal has expired or (b) disallowed pursuant to section 502(d) of the Bankruptcy Code. A Claim or Administrative Claim that is Disputed as to its amount shall not be Allowed in any amount for purposes of distribution until it is no longer a Disputed Claim.

Disputed Claim means any Claim that is Disputed.

Disputed Claims Reserve means that portion of property of the Estates constituting Cash or New Common Stock (to the extent the Holder of a Disputed Claims is to receive Cash or New Common Stock, as applicable) which otherwise would have been distributed to the holder of such Disputed Claim if the Disputed Claim had been Allowed in the full amount asserted by the Holder of such Claim or as estimated or otherwise fixed for distribution purposes by agreement of the parties or order of the Bankruptcy Court.

Effective Date means the first Business Day on which all the conditions precedent to the Effective Date specified in Section 9.1 hereof shall have been satisfied or waived as provided in Section 9.2 hereof and upon the filing of a notice by the Debtors of the occurrence of the Effective Date; provided, however, that if a stay, injunction or similar prohibition of the Confirmation Order is in effect, the Effective Date shall be the first Business Day after such stay, injunction or similar prohibition is no longer in effect.

Entity means an entity as such term is defined in section 101(15) of the Bankruptcy Code.

Equity Interest means the interest of any Holders of equity securities of the Debtors represented by issued and outstanding shares of common or preferred stock or other instruments evidencing a present ownership interest in the Debtors, whether or not transferable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest.

Estates means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

Executory Contract means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

Existing Equity Interest means any Equity Interest in any of the Debtors existing immediately prior to the Effective Date, which shall include, without limitation, all existing common and preferred stock, existing restricted stock, restricted stock units and stock options.

Exit Loan means the exit term loan to be provided to Reorganized Delta in an amount sufficient, among other needs, to refinance all unpaid Allowed DIP Facility Claims.

Final Order means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court and (i) has not been reversed, vacated, stayed, or amended and (ii) as to which 14 calendar days have elapsed following such entry on the docket; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion pursuant to section 502(j) or 1144 of the Bankruptcy Code or under Rule 60 of the Federal Rules of Civil Procedure, or Bankruptcy Rule 9024 may be filed with respect to such order or judgment.

General Trust means the Delta Petroleum General Recovery Trust created under the Delta Petroleum General Recovery Trust Agreement for the benefit of the Reorganized Debtors, to the extent that each respective Reorganized Debtor transferred General Trust Assets to the General Trust, and only on account of Allowed Claims or Equity Interests against such Debtor.

General Trust Agreement means the Delta Petroleum General Recovery Trust Agreement approved and entered into in accordance with this Plan pursuant to which the General Trust will be established and administered, in substantially the same form as attached hereto as Plan Exhibit 4.

General Trust Assets means all legal and equitable interests of the Debtors in the Causes of Action and all legal or equitable defenses or counterclaims of the Debtors to Claims, and any other assets to be vested in the General Trust pursuant to the General Trust Agreement.

General Trust Oversight Board means a three person board selected as follows: one person shall be selected by Whitebox, one person shall be selected by ZCOF, and one person shall be the Recovery Trustee.

General Unsecured Claim means any Claim against the Debtors that is (a) not an Administrative Claim, a Priority Tax Claim, a DIP Facility Claim, a Priority Non-Tax Claim, an Other Secured Claim, a Noteholder Claim, an Intercompany Claim or a Securities Litigation Claim, or (b) is otherwise determined by the Bankruptcy Court to be a General Unsecured Claim. General Unsecured Claims will not include Claims that are disallowed or released, whether by operation of law or pursuant to order of the Bankruptcy Court, written release or settlement, the provisions of this Plan or otherwise.

Governmental Unit means a governmental unit as defined in section 101(27) of the Bankruptcy Code.

Holder means an Entity holding a Claim or an Equity Interest.

Impaired means, with respect to a Class of Claims or Equity Interests, a Class of Claims or Equity Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

Indemnified Persons has the meaning assigned to such term in Section 10.12 of this Plan.

Indentures means the 3 3/4% Indenture and the 7% Indenture.

Indenture Trustee means U.S. Bank National Association and/or its successors, as indenture trustee under each of the Indentures.

Intercompany Claim means any Claim held by one Debtor against any other Debtor(s), including, without limitation, (a) any account reflecting intercompany book entries by such Debtor with respect to any other Debtor(s), (b) any Claim not reflected in intercompany book entries that is held by such Debtor, and (c) any derivative Claim asserted or assertable by or on behalf of such Debtor against any other Debtor(s).

Joint Venture Company means the limited liability company, Piceance Energy, LLC, established by the Plan Sponsor, and in which Reorganized Delta shall become a member, in accordance with the terms of the Joint Venture Company LLC Agreement, the Contribution Agreement, and the Management Services Agreement.

Joint Venture Company LLC Agreement means the Limited Liability Company Agreement of the Joint Venture Company, substantially in the form attached as Plan Exhibit 2.

JV Company Credit Facility means the $400,000,000 senior secured revolving credit facility, entered into by the Joint Venture Company, the JV Company Credit Facility Guarantors, the JV Company Credit Facility Lenders and the JV Company Credit Facility Agent to provide funds for distributions under this Plan and for the exploration, development, and/or acquisition of oil and gas properties, and for working capital and other general corporate purposes.

JV Company Credit Facility Agent means the institution party from time to time as “Agent” under the JV Company Credit Facility Agreement.

JV Company Credit Agreement means the senior secured revolving credit agreement, which shall be substantially on the terms summarized in Plan Exhibit 6.

JV Company Credit Facility Guarantors means the Plan Sponsor and Reorganized Delta.

JV Company Credit Facility Lenders means the institutions party from time to time as “Lenders” under the JV Company Credit Agreement, including, without limitation, J.P. Morgan Chase Bank, N.A. and Wells Fargo Bank, N.A.

JV Company Credit Facility Documents means the JV Company Credit Agreement and all other documents comprising the definitive documentation of the JV Company Credit Facility, including, without limitation, all collateral and security documents and any inter-creditor agreements executed in connection therewith as may be amended, restated, supplemented or otherwise modified from time to time.

Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

Local Bankruptcy Rules means the Local Bankruptcy Rules for the United States Bankruptcy Court for the District of Delaware.

Manager means the party from time to time named as “Sole Manager” under the Joint Venture Company LLC Agreement. The initial Manager shall be the Plan Sponsor.

Management Fee means an amount equal to $650,000 per month paid by the Joint Venture Company to the Manager to reimburse the Manager for its general and administrative overhead expenses in accordance with the Management Services Agreement.

Management Services Agreement means the management services agreement between the Plan Sponsor and the Joint Venture Company, substantially in the form attached as Plan Exhibit 3.

New Delta Board means the initial board of directors of Reorganized Delta.

New Boards mean, collectively, the New Delta Board and the New Subsidiary Boards.

New Common Stock means the new common stock issued by Reorganized Delta on the Effective Date, each par value $0.01 per share.

New Stockholders’ Agreement means the Stockholders’ Agreement, if any, to be entered into on the Effective Date by the Supporting Noteholders substantially in the form attached as Plan Exhibit 7, with any modifications that are required to be consistent with the provisions of this Plan and the Bankruptcy Code.

New Subsidiary Boards means, with respect to each of the Reorganized Debtors other than Reorganized Delta, the initial board of directors of each such Reorganized Debtor.

Notes means the 3 3/4% Notes and the 7% Notes collectively.

Noteholder means any Holder of the 3 3/4% Notes or the 7% Notes.

Noteholder Claim means any Claim of a Noteholder arising under or related to the 3 3/4% Notes and the 7% Notes.

Other Secured Claim means any Secured Claim against the Debtors other than the DIP Facility Claims.

Oversight Board means the General Trust Oversight Board and/or the Wapiti Trust Oversight Board.

Person means an individual, partnership, corporation, limited liability company, cooperative, trust, unincorporated organization, association, joint venture, government or agency or political subdivision thereof or any other form of legal entity.

Petition Date means December 16, 2011, the date on which each of the Debtors except for Castle Exploration Company, Inc. commenced their Chapter 11 Cases, together with January 6, 2012, the date on which Castle Exploration Company, Inc. commenced its Chapter 11 Case.

Plan means this Second Amended Joint Chapter 11 Plan of Reorganization of Delta Petroleum Corporation and its Debtor Affiliates, including the exhibits and schedules hereto and documents contained in the Plan Supplements.

Plan Documents means this Plan, the Exit Loan documents, all Plan Exhibits, all documents referenced in or attached as exhibits or schedules to any of the Plan Exhibits, and all other documents described or contemplated herein to be included in the Plan Supplements, including, as the case may be, the documents comprising, or summarized by, the Plan Exhibits.

Plan Exhibit means an exhibit to this Plan, which may be altered, amended, modified or supplemented by Plan Supplements, each of which shall be in form and substance reasonably acceptable to the Supporting Noteholders and the Creditors’ Committee and, to the extent applicable, the Plan Sponsor (with respect only to those provisions that have a material effect on the Plan Sponsor’s or the Joint Venture Company’s commercial, economic or management (with respect to the Joint Venture Company) rights or interests). Any Plan Exhibits not previously filed will be filed with the Bankruptcy Court no later than seven (7) days prior to the Voting Deadline, provided that the Debtors may amend such Plan Exhibits at any time prior to the Confirmation Hearing.

Plan Sponsor means Laramie Energy II, LLC.

Plan Supplements means, collectively, the documents, agreements, instruments, schedules and exhibits and forms or, as applicable, summaries thereof, specified in this Plan or amending Plan Exhibits, to be filed with the Bankruptcy Court no later than seven (7) days prior to the Voting Deadline, each of which shall be in form and substance reasonably acceptable to the Supporting Noteholders and the Creditors’ Committee and, to the extent applicable, the Plan Sponsor (with respect only to those provisions that have a material effect on the Plan Sponsor’s or the Joint Venture Company’s commercial, economic or management (with respect to the Joint Venture Company) rights or interests), provided that the Debtors may amend such Plan Supplements at any time prior to the Confirmation Hearing.

Priority Non-Tax Claim means any unsecured Claim entitled to priority in payment as specified in section 507(a)(4), (5), (6) or (7) of the Bankruptcy Code.

Priority Tax Claim means any unsecured Claim of a Governmental Unit of the kind entitled to priority in payment pursuant to sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Pro Rata means the proportion that a Claim in a particular class bears to the aggregate amount of all Claims in such class, except in cases where Pro Rata is used in reference to multiple classes, in which case Pro Rata means the proportion that a Claim in a particular class bears to the aggregate amount of all Claims in such multiple classes. For purposes of distribution of the stock of Reorganized Delta, the aggregate amount of all Claims in such multiple classes shall be determined by taking into account (i) the total amount of Noteholder Claims plus (ii) the total amount of General Unsecured Claims against Delta.

Professional means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363 or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date, pursuant to sections 327, 328, 329, 330, 331 and 363 of the Bankruptcy Code or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

Proof of Claim means a proof of Claim filed against any of the Debtors in the Chapter 11 Cases.

Record Date means the Confirmation Date.

Recovery Trusts means the General Trust and the Wapiti Trust.

Recovery Trust Agreements means the General Trust Agreement and the Wapiti Trust Agreement.

Recovery Trust Assets means the General Trust Assets and the Wapiti Trust Assets.

Recovery Trust Beneficiaries means each of the Reorganized Debtors, but, in each case, only to the extent that each respective Debtor transferred Recovery Trust Assets to a Recovery Trust, and only on account of Allowed Claims or Equity Interests against such Debtor.

Recovery Trustee means John T. Young, Jr., the trustee of the Recovery Trusts, and any successor to that trustee.

Released Parties means each of: (a) the Debtors, the Reorganized Debtors and their Affiliates and Subsidiaries; (b) the DIP Agent; (c) the DIP Lenders; (d) the Indenture Trustee, (e) the Plan Sponsor and the Joint Venture Company; (f) the Supporting Noteholders; (g) the Creditors’ Committee, and (h) with respect to each of the foregoing Entities in clauses (a) through (g), each such Entity’s current Affiliates, Subsidiaries, officers, directors, members, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives and other Professionals, provided, however, that with respect to the entities identified in clause (a), this clause (h) shall only include Persons employed and/or retained by the Debtors as of the Effective Date. Subject to Section 10.7 of this Plan, Released Parties shall not include any defendant or potential defendant to a Wapiti Cause of Action.

Reorganized Delta means Delta on and after the Effective Date, which shall be renamed Par Petroleum Corp.

Reorganized Debtors means the Debtors, or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

Restated Bylaws means the amended and restated bylaws (or other analogous charter documents) to be adopted by each of Reorganized Delta and if necessary, any other Reorganized Debtor upon the Effective Date, which shall be substantially in the form to be included in Plan Exhibit 9, and which shall be in a form and substance reasonably acceptable in all respects to the Supporting Noteholders and the Creditors’ Committee and, with respect to restrictions on transfer described in Section 6.1(b) of this Plan, is acceptable to each of the Supporting Noteholders, with any modifications that are required to be consistent with the provisions of this Plan and the Bankruptcy Code.

Restated Certificate of Incorporation means the amended and restated certificate of incorporation (or other analogous formation document) to be adopted by each of Reorganized Delta and if necessary any other Reorganized Debtor and filed with the applicable Secretaries of State and/or other applicable authorities in their respective states prior to or on the Effective Date, which shall be substantially in the form to be included in Plan Exhibit 8, and which shall be in a form and substance reasonably acceptable to the Supporting Noteholders and the Creditors’ Committee and, with respect to restrictions on transfer described in Section 6.1(b) of this Plan, is acceptable to each of the Supporting Noteholders, with any modifications that are required to be consistent with the provisions of this Plan and the Bankruptcy Code.

Restructuring Transactions means those transactions or other actions (including, without limitation, mergers, consolidations, conversions, joint ventures, restructurings, recapitalizations, dispositions, liquidations or dissolutions) that one or more of the applicable Debtors or Reorganized Debtors may enter into or undertake on, prior to, or after the Effective Date outside the ordinary course of business of such Debtors or Reorganized Debtors in accordance with Section 6.13 of this Plan.

Schedules means, with respect to each Debtor, those certain Schedules of Assets and Liabilities filed in the Bankruptcy Court, as such Schedules may be amended from time to time.

Secured Claim means, with respect to any Claim against the Debtors, that portion which, pursuant to section 506 of the Bankruptcy Code, is (a) secured by a valid, perfected and enforceable security interest, Lien, mortgage or other encumbrance, that is not subject to avoidance under applicable bankruptcy or non-bankruptcy law, in or upon any right, title or interest of the Debtors in and to property of the relevant Estates, to the extent of the value of the Holder’s interest in such property as of the relevant determination date or (b) Allowed as such pursuant to the terms of this Plan (subject to the occurrence of the Effective Date). The defined term Secured Claim includes any Claim to the extent that it is: (i) subject to an offset right under applicable law and (ii) a secured claim against the Debtors pursuant to sections 506(a) and 553 of the Bankruptcy Code.

Securities Litigation Claim means any Claim against any of the Debtors, (i) arising from the rescission of a purchase or sale of shares, notes or any other securities of any of the Debtors or an Affiliate of any of the Debtors, (ii) for damages arising from the purchase or sale of any such security, (iii) for violations of the securities laws or the Employee Retirement Income Security Act of 1974 (unless there has been a judicial determination by Final Order that any such Claim is not subject to subordination under section 510(b) of the Bankruptcy Code), or for misrepresentations or any similar Claims related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, (iv) for attorneys’ fees, other charges or costs incurred on account of any of the foregoing Claims, or (v) for reimbursement, contribution or indemnification Allowed under section 502 of the Bankruptcy Code on account of any of the foregoing Claims, including Claims based upon allegations that the Debtors made false and misleading statements or engaged in other deceptive acts in connection with the offer, purchase, or sale of securities.

Subsidiary means, with respect to any Person, any other Person as to whom such first Person directly or indirectly (a) owns or controls the majority of equity interests, (b) owns or controls the majority of voting interests or (c) has the power to elect or nominate a majority of the board of directors (or other persons having similar functions).

Supporting Noteholders means Waterstone, Whitebox, and ZCOF.

Tax Code means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury regulations promulgated thereunder.

Wapiti Causes of Action means any and all rights, claims, causes of action, litigation, suits, proceedings, rights of setoff, rights of recoupment, complaints, defenses, counterclaims cross-claims and affirmative defenses of any kind or character whatsoever whether known or unknown, asserted or unasserted, reduced to judgment or otherwise, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively, currently existing or hereafter arising, whether Scheduled or not Scheduled and whether arising under the Bankruptcy Code or other applicable law, in contract or in tort, in law, in equity or otherwise, based in whole or in part upon any act or omission or other event occurring, prior to the Petition Date or during the course of the Chapter 11 Cases, to and including the Effective Date, including, without limitation, (a) claims pursuant to Bankruptcy Code § 362, (b) claims and defenses such as fraud, mistake, duress and usury, (c) claims under Bankruptcy Code § 510(c), and (d) all Avoidance Actions, in each case against Wapiti Oil & Gas Energy, LLC and affiliated persons and entities, excluding ZCOF, any of its affiliates (other than Wapiti Oil & Gas Energy, LLC, and Wapiti Oil & Gas, LLC), and their directors, officers, and employees, but including the ZCOF Parties solely to the extent explicitly set forth in Section 10.7 of this Plan.

Wapiti Trust means the Wapiti Recovery Trust created under the Wapiti Recovery Trust Agreement for the benefit of the Recovery Trust Beneficiaries, as applicable.

Wapiti Trust Agreement means the Wapiti Recovery Trust Agreement approved and entered into in accordance with this Plan pursuant to which the Wapiti Recovery Trust will be established and administered, in substantially the same form as attached hereto as Plan Exhibit 5.

Wapiti Trust Assets means all legal and equitable interests of the Debtors in the Wapiti Causes of Action.

Wapiti Trust Oversight Board means a three person board selected as follows: one person shall be selected by Whitebox, one person shall be selected by Waterstone, and one person shall be the Recovery Trustee.

Waterstone means Waterstone Capital Management L.P. and/or Waterstone Advisors, LLC.

Whitebox means Whitebox Advisors, LLC.

ZCOF means Zell Credit Opportunities Master Fund, L.P.

ZCOF Parties shall have the meaning set forth in Section 10.7 of this Plan.

1.2. Rules of Interpretation. For purposes of this Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) unless otherwise specified, any reference in this Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) unless otherwise specified, any reference in this Plan to an existing document, schedule or exhibit, whether or not filed with the Bankruptcy Court, shall mean such document, schedule or exhibit, as it may have been or may be amended, modified or supplemented; (d) any reference to a Person as a Holder of a Claim or Equity Interest includes that Person’s successors and assigns; (e) unless otherwise specified, all references in this Plan to articles are references to articles of this Plan; (f) unless otherwise specified, all references in this Plan to exhibits are references to exhibits hereto or in the Plan Supplements; (g) the words “herein,” “hereof” and “hereby” refer to this Plan in its entirety rather than to a particular portion of this Plan; (h) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release or other agreement or document entered into in connection with this Plan, the rights and obligations arising pursuant to this Plan shall be governed by, and construed and enforced in accordance with, applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (i) captions and headings to articles of this Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (j) unless otherwise set forth in this Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (k) any term used in capitalized form in this Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (l) all references to docket numbers of documents filed in the Debtors’ Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (m) all references to statutes, regulations, orders, rules of courts and the like shall mean as amended from time to time, as applicable to the Debtors’

Chapter 11 Cases, unless otherwise stated; and (n) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors and the Recovery Trustee after the Effective Date in such a manner that is consistent with the overall purpose and intent of this Plan all without further Bankruptcy Court order.

In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

ARTICLE II

PROVISIONS FOR PAYMENT OF UNCLASSIFIED

ADMINISTRATIVE, PROFESSIONAL AND TAX CLAIMS

2.1. Administrative Claims. Each Holder of an Allowed Administrative Claim will receive payment in full in Cash of the unpaid portion of such Allowed Administrative Claim (a) in the case of professional fees and expenses for professionals and advisors retained by the Debtors or the Creditors’ Committee, as soon as practicable after Bankruptcy Court approval thereof, or, in the case of professionals retained by the Debtors in the ordinary course of its business, if any, on such terms as are customary between the Debtors and such professionals; (b) with respect to all other Holders of Allowed Administrative Claims, on the later of (i) the Effective Date, (ii) the date such Claim becomes an Allowed Administrative Claim, and (iii) such other date as the Bankruptcy Court may order; or (c) with respect to any Claim described in clauses (a) and (b) above, such later date(s) as otherwise agreed by the Holder of such Claim and the Debtors. Disputed but not yet Allowed Administrative Claims will receive payment on the later of (i) the date such disputed Allowed Administrative Claim becomes Allowed and (ii) the date on which such payment would be made in the ordinary course of the Debtors’ business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements or regulations governing, instruments evidencing or other documents relating to such transactions; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Reorganization Case shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto, provided further, however, that prior to the Effective Date any Administrative Claim asserted by an employee, officer or director of the Debtors other than ordinary course wage payments earned but unpaid as of the Effective Date shall not be Allowed or paid until approval of such Claim by the Bankruptcy Court, a majority (by total amount of Claims held) of the Supporting Noteholders and the Creditors’ Committee. All Administrative Claims against the Debtors (except for professional fees and expenses for professionals and advisors retained by the Debtors or the Creditors’ Committee as provided in Section 2.2 below, DIP Facility Claims, and Claims of governmental units pursuant to section 503(b)(1)(D) of the Bankruptcy Code) must be filed with the Bankruptcy Court and served upon the Debtors and their counsel on or before the date that is sixty (60) days after the Effective Date.

2.2. Professional Compensation and Reimbursement Claims. Except as provided in Section 2.1 hereof, all Persons seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall (a) file, on or before the date that is thirty (30) days after the Effective Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order relating to or Allowing any such Administrative Claim. The Recovery Trustee is authorized to pay compensation for professional services rendered and reimbursement of expenses incurred by the Debtors’ and the Creditors’ Committee after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

2.3. Priority Tax Claims. Each Holder of an Allowed Priority Tax Claim shall, in full satisfaction, release, and discharge of such Allowed Priority Tax Claim, at the Recovery Trustee’s election: (a) be paid in full, in Cash on (i) the Effective Date, (ii) the date such Claim becomes an Allowed Priority Tax Claim, (iii) such other date as may be agreed upon by the Recovery Trustee and the Holder of such Allowed Priority Tax Claim, or (iv) such other date as the Bankruptcy Court may order; or (b) be paid in Cash in regular installment payments over the period ending on the fifth anniversary of the Petition Date in accordance with section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that any such Priority Tax Claim, if Allowed, will be paid solely from the assets (if any) of the Debtor against whom such Priority Tax Claim was asserted.

ARTICLE III

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

The categories of prepetition Claims and Equity Interests are classified for all purposes, including voting, confirmation, and distribution, pursuant to this Plan as follows:

Delta Petroleum Corporation

Class	Designation	Impairment	Entitled to Vote
Class A1	DIP Facility Claims	Unimpaired	No (deemed to accept)

Class A2	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)

Class A3	Other Secured Claims	Unimpaired	No (deemed to accept)

Class A4	General Unsecured Claims	Impaired	Yes

Class A5	Noteholder Claims	Impaired	Yes

Class A6	Intercompany Claims	Impaired	No (deemed to reject)

Class A7	Existing Equity Interests	Impaired	No (deemed to reject)

Class A8	Securities Litigation Claims	Impaired	No (deemed to reject)

DPCA LLC

Class	Designation	Impairment	Entitled to Vote
Class B1	DIP Facility Claims	Unimpaired	No (deemed to accept)

Class B2	Other Secured Claims	Unimpaired	No (deemed to accept)

Class B3	General Unsecured Claims	Impaired	Yes

Class B4	Noteholder Claims	Impaired	Yes

Class B5	Existing Equity Interests	Impaired	No (deemed to reject)

Delta Exploration Company, Inc.

Class	Designation	Impairment	Entitled to Vote
Class C1	DIP Facility Claims	Unimpaired	No (deemed to accept)

Class C2	Other Secured Claims	Unimpaired	No (deemed to accept)

Class C3	General Unsecured Claims	Impaired	Yes

Class C4	Noteholder Claims	Impaired	Yes

Class C5	Existing Equity Interests	Impaired	No (deemed to reject)

Delta Pipeline, LLC

Class	Designation	Impairment	Entitled to Vote
Class D1	DIP Facility Claims	Unimpaired	No (deemed to accept)

Class D2	Other Secured Claims	Unimpaired	No (deemed to accept)

Class D3	General Unsecured Claims	Impaired	Yes

Class D4	Noteholder Claims	Impaired	Yes

Class D5	Existing Equity Interests	Impaired	No (deemed to reject)

DLC, Inc.

Class	Designation	Impairment	Entitled to Vote
Class E1	DIP Facility Claims	Unimpaired	No (deemed to accept)

Class E2	Other Secured Claims	Unimpaired	No (deemed to accept)

Class E3	General Unsecured Claims	Impaired	Yes

Class E4	Noteholder Claims	Impaired	Yes

Class E5	Existing Equity Interests	Impaired	No (deemed to reject)

CEC, Inc.

Class	Designation	Impairment	Entitled to Vote
Class F1	DIP Facility Claims	Unimpaired	No (deemed to accept)

Class F2	Other Secured Claims	Unimpaired	No (deemed to accept)

Class F3	General Unsecured Claims	Impaired	Yes

Class F4	Noteholder Claims	Impaired	Yes

Class F5	Existing Equity Interests	Impaired	No (deemed to reject)

Castle Texas Production Limited Partnership

Class	Designation	Impairment	Entitled to Vote
Class G1	DIP Facility Claims	Unimpaired	No (deemed to accept)

Class G2	Other Secured Claims	Unimpaired	No (deemed to accept)

Class G3	General Unsecured Claims	Impaired	Yes

Class G4	Noteholder Claims	Impaired	Yes

Class G5	Existing Equity Interests	Impaired	No (deemed to reject)

Amber Resources Company of Colorado

Class	Designation	Impairment	Entitled to Vote
Class H1	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)

Class H2	Other Secured Claims	Unimpaired	No (deemed to accept)

Class H3	General Unsecured Claims	Impaired	Yes

Class H4	Noteholder Claims	Impaired	Yes

Class H5	Existing Equity Interests	Impaired	No (deemed to reject)

Castle Exploration Company, Inc.

Class	Designation	Impairment	Entitled to Vote
Class I1	DIP Facility Claims	Unimpaired	No (deemed to accept)

Class I2	Other Secured Claims	Unimpaired	No (deemed to accept)

Class I3	General Unsecured Claims	Impaired	Yes

Class I4	Noteholder Claims	Impaired	Yes

Class I5	Existing Equity Interests	Impaired	No (deemed to reject)

3.1. Introduction.

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified, and the respective treatment of such unclassified claims is set forth in Article II of this Plan.

A Claim or Equity Interest is placed in a particular Class only to the extent that the Claim or Equity Interest is of the type described in such Class and such Claim or Equity Interest has not been paid, released, or otherwise settled prior to the Effective Date. A Claim or Equity Interest may be bifurcated and classified in other Classes to the extent that any portion of the Claim or Equity Interest is of a type described in such other Classes. The Debtors have not substantively consolidated their estates. Except for Delta, each of the other Debtors is non-operational and owns few, if any, assets. To the extent a Claim exists against a Debtor other than Delta, such Claim if Allowed will be paid solely from the assets (if any) of such Debtor, and any such assets owned by a Debtor will be distributed solely to the creditors and shareholders of such Debtor.

3.2. Classes of Claims Against and Equity Interests in Debtors’ Estates.

Delta Petroleum Corporation:

Class A1: DIP Facility Claims

Class A1 consists of all DIP Facility Claims against Delta.

Class A2: Priority Non-Tax Claims

Class A2 consists of all Priority Non-Tax Claims against Delta.

Class A3: Other Secured Claims

Class A3 consists of all Other Secured Claims against Delta.

Class A4: General Unsecured Claims

Class A4 consists of all General Unsecured Claims against Delta.

Class A5: Noteholder Claims

Class A5 consists of all Noteholder Claims against Delta.

Class A6: Intercompany Claims

Class A6 consists of all Intercompany Claims against Delta.

Class A7: Existing Equity Interests

Class A7 consists of all Existing Equity Interests in Delta.

Class A8: Securities Litigation Claims

Class A8 consists of all Securities Litigation Claims against the Debtors.

Each of the other Debtors other than Delta:

Classes B1, C1, D1, E1, F1, G1, and I1: DIP Facility Claims

Classes B1, C1, D1, E1, F1, G1, and I1 consist of all DIP Facility Claims against the other Debtors except for Delta, respectively.

Class H1: Priority Non-Tax Claims

Class H1 consists of all Priority Non-Tax Claims against Amber Resources Company of Colorado.

Classes B2, C2, D2, E2, F2, G2, H2, and I2: Other Secured Claims

Classes B2, C2, D2, E2, F2, G2, H2 and I2 consist of all Other Secured Claims against the other Debtors except for Delta, respectively.

Classes B3, C3, D3, E3, F3, G3, H3, and I3: General Unsecured Claims

Classes B3, C3, D3, E3, F3, G3, H3 and I3 consist of all General Unsecured Claims against the other Debtors except for Delta, respectively.

Classes B4, C4, D4, E4, F4, G4, H4 and I4: Noteholder Claims

Classes B4, C4, D4, E4, F4, G4, H4 and I4 consist of all Noteholder Claims against the other Debtors except for Delta, respectively.

Classes B5, C5, D5, E5, F5, G5, H5, and I5: Existing Equity Interests

Classes B5, C5, D5, E5, F5, G5, H5 and I5 consist of all Equity Interests in the other Debtors except for Delta, respectively.

ARTICLE IV

TREATMENT OF CLAIMS AND INTERESTS

4.1. Class A1: DIP Facility Claims. On the Effective Date, each Holder of a DIP Facility Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such DIP Facility Claim, Cash equal to such Holder’s DIP Facility Claims.

4.2. Class A2: Priority Non-Tax Claims. Each Holder of an Allowed Priority Non-Tax Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Non-Tax Claim, Cash equal to the unpaid portion of such Allowed Priority Non-Tax Claim (i) at the Disbursement Agent’s election, either (a) in accordance with the reinstated terms of such indebtedness; (b) in accordance with section 1129(a)(9) of the Bankruptcy Code; or (c) on the latest to occur of (x) the Effective Date, (y) the date such Claim becomes an Allowed Priority Non-Tax Claim, and (z) such other date as may be agreed upon by the Disbursement Agent and the Holder of such Allowed Priority Non-Tax Claim; or (ii) on such other date as the Bankruptcy Court may order.

4.3. Class A3: Other Secured Claims. Each Holder of an Allowed Other Secured Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Other Secured Claim, Cash equal to the unpaid portion of such Allowed Other Secured Claim (i) at the Recovery Trustee’s election, either (a) in accordance with the reinstated terms of such indebtedness; (b) in accordance with section 1129(a)(9) of the Bankruptcy Code; or (c) on the latest to occur of (x) the Effective Date, (y) the date such Claim becomes an Allowed Other Secured Claim, and (z) such other date as may be agreed upon by the Recovery Trustee and the Holder of such Allowed Other Secured Claim; or (ii) on such other date as the Bankruptcy Court may order.

Delta’s failure to object to any Other Secured Claim shall be without prejudice to Delta’s or the Recovery Trustee’s right to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced by the Other Secured Claim Holder. Nothing in this Section 4.3 or elsewhere in this Plan shall preclude Delta or Reorganized Delta from challenging the validity of any alleged Lien on any asset of Delta or the value of the property that secures any alleged Lien.

4.4. Class A4: General Unsecured Claims Against Delta. On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed General Unsecured Claim against Delta shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such General Unsecured Claim, its Pro Rata Share of the New Common Stock of Reorganized Delta.

4.5. Class A5: Noteholder Claims. On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of a Noteholder Claim shall receive (along with any distribution that such Holder is entitled to receive from Debtors other than Delta), in full satisfaction, settlement, release, and discharge of and in exchange for such Noteholder Claim, its Pro Rata Share of the New Common Stock of Reorganized Delta. The A5 Noteholder Claims shall be Allowed in the full principal amount thereof ($265,000,000) plus interest as of the Petition Date ($2,685,416.66).

4.6. Class A6: Intercompany Claims. On the Effective Date the legal, equitable and contractual rights of each Holder of an Intercompany Claim against Delta shall be extinguished and such Holders of Intercompany Claims shall not receive any distribution or consideration in connection with such Intercompany Claims.

4.7. Class A7: Existing Equity Interests. On the Effective Date the legal, equitable and contractual rights of each Holder of an Existing Equity Interest in Delta shall be extinguished, canceled and discharged and such Holders of Existing Equity Interests shall not receive any distribution or consideration in connection with such Existing Equity Interests.

4.8. Class A8: Securities Litigation Claims. On the Effective Date the legal, equitable and contractual rights of each Holder of a Securities Litigation Claim against Delta shall be extinguished and such Holders of Securities Litigation Claims shall not receive any distribution or consideration in connection with such Securities Litigation Claims.

4.9. Reserved.

4.10. Classes B2, C2, D2, E2, F2, G2, H2 and I2: Other Secured Claims against Debtors Other Than Delta. Each Holder of an Allowed Other Secured Claim in one of the above respective Classes shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Other Secured Claim, Cash equal to the unpaid portion of such Allowed Other Secured Claim (i) at the Recovery Trustee’s election, either (a) in accordance with the reinstated terms of such indebtedness; (b) in accordance with section 1129(a)(9) of the Bankruptcy Code; or (c) on the latest to occur of (x) the Effective Date, (y) the date such Claim becomes an Allowed Other Secured Claim, and (z) such other date as may be agreed upon by the Recovery Trustee and the Holder of such Allowed Other Secured Claim; or (ii) on such other date as the Bankruptcy Court may order. A Debtor’s failure to object to any Other Secured Claim shall be without prejudice to the such Debtor’s or the Recovery Trustee’s right to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced by the Other Secured Claim Holder. Nothing in this Section 4.10 or elsewhere in this Plan shall preclude the applicable Debtor or Reorganized Debtor from challenging the validity of any alleged Lien on any asset of such Debtor or the value of the property that secures any alleged Lien.

4.11. Classes B3, C3, D3, E3, F3, G3, H3, and I3: General Unsecured Claims against Debtors other than Delta. On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed General Unsecured Claim against a Debtor other than Delta shall receive its Pro Rata Share of any Cash (including any proceeds from the wind down or liquidation of any remaining assets) that may exist in such Debtor’s Estate after all Allowed

Claims senior to the General Unsecured Claims and Allowed Noteholder Claims against such Debtor (including any DIP Facility Claims) are paid in full, or reserved in accordance with Article VII of this Plan, in full satisfaction, settlement, release, and discharge of and in exchange for such General Unsecured Claim.

4.12. Classes B4, C4, D4, E4, F4, G4, H4 and I4: Noteholder Claims against Debtors other than Delta. On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Noteholder Claim shall receive (along with any distribution that such Holder is entitled to receive from Delta) , in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Noteholder Claim, its Pro Rata Share of any Cash (including proceeds from the wind down or liquidation of any remaining assets) that may exist in such Debtor’s Estate after all Claims senior to the General Unsecured Claims and Allowed Noteholder Claims against such Debtor (including DIP Facility Claims) are paid in full or reserved in accordance with Article VII of this Plan. The Noteholder Claims in Classes B4, C4 and D4 shall be Allowed in the full principal amount thereof ($265,000,000) plus interest as of the Petition Date ($2,685,416.66), and Allowed for Class E4 as to the 3 3/4% Notes in the full principal amount thereof ($115,527,083.30) plus interest as of the Petition Date ($527,083.33).

4.13. Classes B5, C5, D5, E5, F5, G5, H5, and I5: Existing Equity Interests in Debtors Other Than Delta. On the Effective Date the legal, equitable and contractual rights of each Holder of an Existing Equity Interest against a Debtor other than Delta shall be extinguished, canceled and discharged and such Holders of Existing Equity Interests shall not receive any distribution or consideration in connection with such Existing Equity Interests, provided, however, that if Holders of Allowed General Unsecured Claims and Noteholder Claims against such Debtor’s Estate have been paid in full on account of such Allowed Claim, such Existing Equity Interests will not be extinguished, canceled or discharged, and any remaining assets owned by such Debtor will be held by the Recovery Trustee on behalf of such Debtor’s Estate pending a decision by such Debtor’s board of directors on if and when to distribute the proceeds of such Assets.

4.14. Compliance with Laws and Effects on Distributions. In connection with the consummation of this Plan, the Recovery Trustee will comply with all withholding and reporting requirements imposed by federal, state, local or foreign taxing authorities, and all distributions hereunder will be subject to applicable withholding and reporting requirements.

4.15. Reservation of Rights Regarding Claims. Except as otherwise explicitly provided in this Plan, nothing shall affect the Debtors’, the Reorganized Debtors’ or the Recovery Trustee’s rights, defenses, and counterclaims, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment or any claimant’s right to object to such setoff or recoupment made by the Debtors or Reorganized Debtors.

ARTICLE V

IDENTIFICATION OF CLASSES OF CLAIMS AND

EQUITY INTERESTS IMPAIRED; ACCEPTANCE OR REJECTION

OF THIS PLAN OF REORGANIZATION

5.1. Holders of Claims and Equity Interests Entitled to Vote. Each Holder of General Unsecured Claims and Noteholder Claims against an applicable Debtor is entitled to vote to accept or reject this Plan.

5.2. Presumed Acceptance of the Plan. Each Holder of a DIP Facility Claim and Other Secured Claim is unimpaired by this Plan. Pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Claims in such Classes are conclusively presumed to have accepted this Plan and the votes of such Holders will not be solicited.

5.3. Presumed Rejection of the Plan. Each of Classes A6, A7, A8, B5, C5, D5, E5, F5, G5, H5 and I5 shall not receive any distribution under this Plan on account of such Claims or Equity Interests. Pursuant to section 1126(g) of the Bankruptcy Code, the Holders of Claims and Equity Interests in such Classes are presumed to have rejected this Plan and the votes of such Holders will not be solicited.

5.4. Acceptance by Impaired Classes. Pursuant to section 1126(c) of the Bankruptcy Code, and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an impaired Class of Claims shall have accepted this Plan if the Holders of at least two-thirds in dollar amount and more than one-half in number of the Claims of such Class entitled to vote that actually vote on this Plan have voted to accept this Plan. Because General Unsecured Claims and Noteholder Claims are impaired, the votes of Holders of General Unsecured Claims and Noteholder Claims will be solicited.

5.5. Nonconsensual Confirmation. The Debtors intend to request that the Bankruptcy Court confirm this Plan under section 1129(b) of the Bankruptcy Code with respect to Classes A6, A7, A8, B5, C5, D5, E5, F5, G5, H5 and I5 and, should any of the following Classes not accept this Plan by the requisite statutory majority provided in section 1126(c) of the Bankruptcy Code: General Unsecured Claims against a particular Debtor as well as Noteholder Claims against a particular Debtor.

ARTICLE VI

MEANS OF IMPLEMENTATION AND POST-EFFECTIVE DATE GOVERNANCE

6.1. Corporate Action.

(a) General. Upon the occurrence of the Effective Date, all actions contemplated by this Plan shall be deemed authorized and approved in all respects, including (i) selection of the directors and officers for the Reorganized Debtors, (ii) the issuance and distribution of the New Common Stock, (iii) entry into the Joint Venture Company LLC Agreement, (iv) entry into the Contribution Agreement, (v) entry into the Management Services Agreement, (vi) entry into the JV Company Credit Facility, (vii) entry into the Exit Loan facility,

(viii) the adoption of the Restated Certificates of Incorporation and Restated Bylaws, (ix) entry into the New Stockholders’ Agreement, if any, (x) entry into the Recovery Trust Agreements and (xi) all other actions contemplated by this Plan (whether to occur before or on the Effective Date). All matters provided for in this Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with this Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Equity Interest Holders, directors or officers of the Debtors or the Reorganized Debtors. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute and deliver the agreements, documents, securities, and instruments contemplated by this Plan (or necessary or desirable to effect the transactions contemplated by this Plan) in the name of and on behalf of the Reorganized Debtors, including the JV Company Credit Facility Documents and any and all other agreements, documents, securities and instruments relating to the foregoing.

(b) Restated Certificates of Incorporation and Restated Bylaws. The Restated Bylaws and the Restated Certificates of Incorporation attached hereto as Plan Exhibits 9 and 8, respectively, shall be (i) consistent with the provisions of this Plan and the Bankruptcy Code, and (ii) satisfactory to the Supporting Noteholders and (iii) in form and substance reasonably acceptable to the Creditors’ Committee. On or immediately before the Effective Date, the Reorganized Debtors will file their respective Restated Certificates of Incorporation with the applicable Secretaries of State and/or other applicable authorities in their respective states, provinces or countries of incorporation in accordance with the corporate laws of the respective states, provinces or countries of incorporation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, the Restated Certificates of Incorporation will prohibit the issuance of non-voting equity securities. After the Effective Date, the Reorganized Debtors may amend and restate their respective Restated Certificates of Incorporation and Restated Bylaws and other constituent documents as permitted by the laws of their respective states, provinces or countries of organization and their respective Restated Certificates of Incorporation and Restated Bylaws. The Restated Certificate of Incorporation of Reorganized Delta will, among other things, authorize the New Common Stock and, at the Supporting Noteholders’ discretion and with the Supporting Noteholders’ unanimous consent, contain restrictions on the transfer of the New Common Stock to minimize the likelihood of any potential adverse federal income tax consequences resulting from an ownership change (as defined in section 382 of the Tax Code) in Reorganized Delta. The restrictions will remain in effect until either (a) the board of directors of Reorganized Delta (with the approval of at least 66 2/3% of the shareholders of Reorganized Delta) (as set forth in the Restated Certificate of Incorporation) determines that (i) the “382(l)(5) Exception” (as described below in Section XII.B.2.b of the Disclosure Statement) is not available or not in the best interests of the Company, its affiliates and its shareholders, (ii) an ownership change (as defined in Section 382 of the Tax Code) would not substantially limit Reorganized Delta (or its direct or indirect subsidiaries) ability to use otherwise available tax attributes, or (iii) no significant value attributable to the tax attributes would be preserved from maintaining the transfer restrictions, or (b) such other date determined by the board of directors of Reorganized Delta, and approved by at least 66 2/3% of the shareholders of Reorganized Delta. While in effect, the restrictions will prevent any person who is not a 5% or greater shareholder of Reorganized Delta (a “5% Shareholder”) at the Effective Date from acquiring sufficient shares to become a 5% Shareholder, unless such person obtains the permission of the board of directors of Reorganized Delta. All 5% Shareholders of Reorganized Delta at the Effective Date shall be permitted to acquire or dispose of shares of Reorganized Delta so long as, in the aggregate, Reorganized Delta does not undergo an “owner shift” (as that term is defined in section 382 of the Tax Code and the Treasury Regulations thereunder) of greater than 33% (as adjusted by the board of directors of Reorganized Delta from time to time to reflect transactions undertaken by Reorganized Delta) (the “Permitted Owner Shift”) in any “testing period” (as that term is defined in section 382 of the Tax Code and the Treasury Regulations thereunder). Each 5% Shareholder at the Effective Date shall not be permitted to cause a greater “owner shift” in any “testing period” than the product of (i) the Permitted Owner Shift and (ii) a fraction equal to such 5% Shareholder’s ownership as of the Effective Date divided by the aggregate ownership of all 5% Shareholders as of the Effective Date (such product, the “Owner Shift Limit”). For any transaction occurring between 5% Shareholders, any resulting “owner shift” shall be allocated equally to each such 5% Shareholder’s Owner Shift Limit. All transfers in violation of the transfer restrictions contained in Reorganized Delta’s certificate of incorporation shall be void ab initio. Any material modification to the originally filed Restated Certificate of Incorporation or Restated Bylaws of Reorganized Delta after the Confirmation Date but prior to the Effective Date may become effective; provided, however that any such modification must be approved by the Supporting Noteholders and the Creditors’ Committee (which approval shall not be withheld unreasonably).

(c) Directors and Officers of the Reorganized Debtors and Reorganized Delta. As of the Effective Date, the term of the current members of the board of directors of the Debtors shall expire, and the New Boards, including the New Delta Board and the New Subsidiary Boards, as well as the officers of each of the Reorganized Debtors shall be appointed in accordance with the Restated Certificates of Incorporation and Restated Bylaws of each Reorganized Debtor. On the Effective Date, the New Delta Board shall consist of five directors. The initial New Delta Board shall be selected as follows: two Directors shall be selected by Whitebox, two Directors shall be selected by ZCOF, and one Director shall be an independent Director jointly selected by unanimous consent of Whitebox, ZCOF and Waterstone Capital Management, L.P., provided that if non-Noteholder shareholders own 20% or more of the New Common Stock of Reorganized Delta, then a sixth Director shall be selected by the non-Noteholder shareholders. Reorganized Delta’s formation documents shall contain provisions for tie-breaking in the event there are an even number of board members. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose the identity and affiliations of any Person proposed to serve on the initial New Delta Board and the New Subsidiary Boards, as well as those Persons that serve as an officer of any of the Reorganized Debtors in a Plan Supplement. To the extent any such director or officer is an “insider” under the Bankruptcy Code, the nature of any compensation to be paid to such director or officer will also be disclosed. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Restated Certificates of Incorporation, Restated Bylaws and other constituent documents of the Reorganized Debtors.

6.2. The Joint Venture Company. On the Effective Date, Reorganized Delta and the Plan Sponsor shall amend the organizational documents of the Joint Venture Company in accordance with the terms of the Joint Venture Company LLC Agreement, the Contribution Agreement, and the Management Services Agreement. Drafts of the Limited Liability Company Agreement, Contribution Agreement, and the Management Services Agreement are attached hereto as Plan Exhibits 2, 1 and 3, respectively.

(a) The Joint Venture Company LLC Agreement. Pursuant to the Joint Venture Company LLC Agreement, the Joint Venture Company will serve as an operating company owning the oil and gas, surface real estate and related assets formerly owned by each of Delta and the Plan Sponsor in Garfield and Mesa Counties, Colorado. Upon the execution of the Joint Venture Company LLC Agreement, there shall be 1,000,000 authorized membership units and 500,000 issued units. The Plan Sponsor shall own 333,333 (66.66%) and Reorganized Delta shall own 166,667 (33.34%) of the issued units. Each member shall have one vote for each unit that it holds in all matters subject to a vote, and the affirmative act of the members shall require the vote of at least 51% of the outstanding units. The Joint Venture Company LLC Agreement provides for corporate governance of the Joint Venture Company through the Manager and Board of Managers. The initial Manager shall be the Plan Sponsor. The Manager’s duties are set forth in the Management Services Agreement. The Manager shall serve at the pleasure of the Board of Managers, composed of six representatives; four appointed by the Plan Sponsor and two appointed by Reorganized Delta. For all actions taken by members, the member must act through the Board of Managers. Board of Managers decisions shall be binding on the Manager and the Joint Venture Company. The Board of Managers shall have a duty of good faith to the Joint Venture Company but shall owe no other fiduciary duties to the Joint Venture Company. Lastly, the Joint Venture Company LLC Agreement contains a number of minority protections that require the unanimous approval of the Board of Managers.

(b) The Contribution Agreement. Pursuant to the Contribution Agreement, both the Plan Sponsor and Delta will contribute assets to the Joint Venture Company in exchange for their respective membership interests. A full list of the assets is set forth in Section 1.1 to the Contribution Agreement. Such assets include all of the Plan Sponsor’s oil and gas assets and all surface real estate assets in Garfield and Mesa Counties, Colorado, and all of Delta’s oil and gas assets and surface real estate assets in Garfield and Mesa Counties, Colorado (except for the Buzzard Creek Elk Ranch lease). Excluded assets are set forth in Section 1.3 of the Contribution Agreement and, among other things, comprise both the Plan Sponsor’s or Delta’s oil and gas assets located outside of Mesa and Garfield Counties, Colorado, records relating to their businesses generally or excluded assets and their respective office leases. Delta’s excluded assets additionally include, among other things, Delta’s Point Arguello interests, certain compressors owned by Delta that were located in the State of Wyoming as of September 30, 2011, all Cash on hand, and all of the Causes of Action and Wapiti Causes of Action (including the Avoidance Actions). The Contribution Agreement further provides for the assumption and assignment of various contracts and leases of both the Plan Sponsor and Delta to the Joint Venture Company. Such contracts and leases are listed on Exhibits C-1, C-6, D-1 and D-6 to the Contribution Agreement. Cure amounts owed pursuant to section 365 of the Bankruptcy Code shall be paid in accordance with the Contribution Agreement; provided, however, that in the event cure amounts exceed $2,000,000, such cure amounts will be paid by the Plan Sponsor in its sole discretion, or the applicable executory contract or unexpired lease shall be rejected unless otherwise agreed by the Debtors, the Supporting Noteholders and the Creditors’ Committee (which agreement shall not be withheld unreasonably) prior to the Effective Date or by Reorganized Delta after the Effective Date. The transfer to the Joint Venture Company of any of the Debtors’ rights and interests in or to property, including the assumption and assignment to the Joint Venture Company of any executory contracts, and the Debtors’ assumption of any contracts and leases shall be free and clear of all Liens, Claims and interests to the fullest extent permitted under sections 365 and 1141(c) of the Bankruptcy Code, with the exception of certain existing mortgage liens on certain Plan Sponsor assets to be assigned to the JV Company Credit Facility Lenders. Notwithstanding the foregoing, the Contribution Agreement shall be subject to amendment according to the terms thereof.

(c) The Management Services Agreement. Pursuant to the Management Services Agreement, the Joint Venture Company will retain the Manager as an independent contractor to manage the Joint Venture Company’s assets and perform activities not performed by the Joint Venture Company’s own employees. In particular, the services to be rendered by the Manager shall include: (i) executive level services, (ii) administrative and operating level management responsibilities, and (iii) supervision of oil and gas field development services. In compensation for such services, the Joint Venture Company will pay the Manager the Management Fee in an amount equal to $650,000 per month.

6.3. JV Company Credit Agreement. The JV Company Credit Agreement was executed and delivered on June 4, 2012. On the Effective Date, the Reorganized Debtors and the JV Company Credit Facility Guarantors shall be authorized to execute and deliver the JV Company Credit Facility Documents, including Reorganized Delta’s grant of a non-recourse lien against Reorganized Delta’s interest in the Joint Venture Company, without the need for any further corporate action and without further action by the Holders of Claims or Equity Interests. On the Effective Date, no less than $75,000,000 (subject to any adjustments made by the Plan Sponsor, the Debtors and the Supporting Noteholders on account of title or environmental defects and other adjustments as described in the Contribution Agreement), which will be borrowed under the JV Company Credit Agreement, shall be transferred to the Recovery Trustee in accordance with a flow of funds memorandum agreed upon by the Debtors, the Creditors’ Committee (which agreement shall not be withheld unreasonably) and the Supporting Noteholders, a form of which shall be filed as a Plan Supplement.

6.4. Issuance of New Common Stock. On the Effective Date, the New Common Stock shall be issued and distributed on behalf of Reorganized Delta to the Holders of Allowed General Unsecured Claims and Noteholder Claims, as applicable, in each case against Delta.

6.5. New Stockholders’ Agreement. At the Supporting Noteholders’ discretion and with the Supporting Noteholders’ unanimous consent, Supporting Noteholders may execute and enter into the New Stockholders’ Agreement containing, among other things, restrictions on the transfer of the New Common Stock to minimize the likelihood of any potential adverse federal income tax consequences resulting from an ownership change (as defined in section 382 of the Tax Code) in Reorganized Delta consistent with those described in Section 6.1(b) of this Plan.

6.6. Recovery Trusts.

(a) Creation of Recovery Trusts. On the Effective Date, the Recovery Trusts shall be formed pursuant to this Plan, the Recovery Trust Agreements shall be executed, and the Recovery Trusts shall be established and become effective.

(b) The Recovery Trust Assets. Except as otherwise set forth in this Plan or the Confirmation Order, on the Effective Date, the Debtors shall transfer and assign to the General Trust all of their legal and equitable interests in the General Trust Assets, including, without limitation, all Causes of Action, and shall transfer and assign to the Wapiti Trust all of their legal and equitable interests in the Wapiti Trust Assets, including, without limitation, all Wapiti Causes of Action. The Recovery Trustee shall maintain separate accounts for each of the Debtors, and shall not commingle assets of the various Debtors. The Recovery Trustee, as trustee of each of the Recovery Trusts, shall, without further order of any court, be substituted as the plaintiff, defendant, or other party in all lawsuits regarding Causes of Action and Wapiti Causes of Action pending in which any of the Debtors is the plaintiff as of the Effective Date. Upon the Effective Date, the General Trust shall also be deemed to have taken an assignment of all Causes of Action, and the Wapiti Trust shall also be deemed to have taken an assignment of the Wapiti Causes of Action, in each case against third parties for obligations or claims existing on or created by virtue of the Effective Date, unless expressly released in this Plan.

(c) The Recovery Trustee. The initial Recovery Trustee of each Recovery Trust shall be John T. Young, Jr., the Chief Restructuring Officer of Delta subject to a contractual arrangement for compensation approved by the Supporting Noteholders and the Creditors’ Committee (which approval shall not be withheld unreasonably) prior to the deadline set to vote on this Plan. The Recovery Trustee shall retain and have all the rights, powers and duties necessary to carry out his responsibilities under this Plan and the Recovery Trust Agreements, and as otherwise provided in the Confirmation Order. The Recovery Trustee shall be the exclusive trustee of the Recovery Trust Assets for the purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), as well as the representative of the Estates appointed pursuant to Bankruptcy Code § 1123(b)(3)(B). Matters relating to the appointment, compensation, removal and resignation of the Recovery Trustee and the appointment of any successor Recovery Trustee shall be set forth in the Recovery Trust Agreements. The Debtors, the Recovery Trustee or the Reorganized Debtors, as the case may be, shall file post-confirmation quarterly reports or any pre-confirmation monthly operating reports not filed as of the Confirmation Hearing in conformity with the U.S. Trustee guidelines, until entry of an order closing or converting the Chapter 11 Cases.

(d) Retention of Professionals. The Recovery Trustee shall have the right to retain the services of attorneys, accountants, and other professionals that are necessary to assist the Recovery Trustee in the performance of his duties subject to review and approval by the Oversight Board. The reasonable fees and expenses of such professionals shall be paid by the Recovery Trustee from the General Trust or the Wapiti Trust, as applicable, upon the monthly submission of statements to the Recovery Trustee in accordance with the procedures set forth in the Recovery Trust Agreements. The payment of the reasonable fees and expenses of the Recovery Trustee’s retained professionals shall be made in the ordinary course of business from the applicable Recovery Trust Assets, and shall not be subject to the approval of the Bankruptcy Court.

(e) Recovery Trust Expenses. The Recovery Trusts shall be funded in the initial amounts as set forth in their respective Recovery Trust Agreements. Subject to the provisions of the Recovery Trust Agreements, and in the discretion of Reorganized Delta, all costs, expenses and obligations incurred by the Recovery Trustee in administering this Plan, the Recovery Trusts, or in any manner connected, incidental or related thereto, in effecting distributions from, as applicable, the General Trust or the Wapiti Trust thereunder (including the reimbursement of reasonable expenses) shall be a charge against the applicable Recovery Trust Assets remaining from time to time in the hands of the Recovery Trustee. Such expenses shall be paid as they are incurred without the need for Bankruptcy Court approval. To conduct its operations and fulfill its responsibilities under this Plan and the Recovery Trust Agreements, the Recovery Trustee may request additional funding from Reorganized Delta as set forth in the Recovery Trust Agreements; provided, however, all Directors nominated by ZCOF shall recuse themselves from all discussions and decision-making by the Reorganized Delta Board of Directors regarding funding requests for the benefit of the Wapiti Trust, provided further, however, that the maximum amount of funding available to the Wapiti Trust shall be $5,000,000, plus any value generated by the Recovery Trusts through the prosecution of the Causes of Action, the Wapiti Causes of Action and objections to Claims.

(f) Liability; Indemnification. The Recovery Trustee shall not be liable for any act or omission taken or omitted to be taken in his or her capacity as the Recovery Trustee, other than acts or omissions resulting from the Recovery Trustee’s willful misconduct, gross negligence or fraud. The General Trust or the Wapiti Trust, as applicable, shall, subject to the terms approved by the Oversight Board, indemnify and hold harmless the Recovery Trustee and his or her agents, representatives, professionals, and employees from and against and in respect to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited to attorneys’ fees and costs arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to such trust, or the implementation or administration of this Plan; provided, however, that no such indemnification will be made to such Persons for such actions or omissions as a result of willful misconduct, gross negligence or fraud.

(g) No Distributions or Dividends from Litigation Recoveries to Defendants. If a litigation recovery on behalf of a Cause of Action or Wapiti Cause of Action arising from a defendant Person’s bad faith, willful misconduct, or gross negligence is obtained by the Recovery Trustee against a Person, such Person shall not be entitled to share directly or indirectly in the proceeds from such litigation recovery.

(h) Termination. The duties, responsibilities and powers of the Recovery Trustee shall terminate after all Recovery Trust Assets, including the Causes of Action and Wapiti Causes of Action, transferred and assigned to the Recovery Trusts, or involving the Recovery Trustee on behalf of the Recovery Trusts, are fully resolved, abandoned or liquidated and been distributed in accordance with this Plan and the Recovery Trust Agreements and the administration of the Recovery Trusts has otherwise been completed. The Recovery Trusts shall terminate no later than five (5) years after the Effective Date unless extended by order of the Bankruptcy Court. Upon the occurrence of the termination of the Recovery Trusts, the Recovery Trustee shall file with the Bankruptcy Court a report thereof, seeking an order discharging the Recovery Trustee.

(i) Conflicts Between the Recovery Trust Agreements and the Plan. In the event of any inconsistencies or conflict between the Recovery Trust Agreements and this Plan, the terms and provisions of this Plan shall control.

6.7. Preservation of Documents. From and after the Effective Date, the Debtors, the Reorganized Debtors, the Recovery Trusts, the Recovery Trustee and any transferee of the Debtors’ Documents (defined infra), as the case may be, shall preserve and maintain all of the Debtors’ documents, files, books, records, electronic data (including, but not limited to, emails and email server back-up tapes) (collectively, the “Documents”), whether retained by the Debtors, Reorganized Debtors or any successors to or transferees of the Debtors, or transferred to the Recovery Trusts or the Recovery Trustee, pursuant to the applicable Recovery Trust Agreement, or such other transferee pursuant to this Plan, and the Debtors, Reorganized Debtors, any successors to or transferees of the Debtors, the Recovery Trusts, the Recovery Trustee and/or such other transferee shall not destroy or otherwise abandon any such Documents absent further order of this Court or other court of competent jurisdiction after a hearing upon notice to counsel for lead plaintiffs in the Class Action, counsel to defendants of pending adversary proceedings, and all parties on the Debtors’ Rule 2002 service list subject to a contested matter or claim objection in an adversary proceeding or state court action with an opportunity to be heard, or the later to occur of the conclusion of the Class Action by entry of a Final Order or the liquidation and distribution of the Recovery Trust Assets upon written notice to the parties listed in this Section 6.7 with an opportunity to be heard.

6.8. Cancellation of Agreements. On the Effective Date, the DIP Facility and the Indentures shall be canceled and shall be of no further force and effect except as to obligations between parties other than the Debtors and their Affiliates and Subsidiaries. The rights of the Indenture Trustee as trustee, paying agent and registrar, including but not limited to, any rights to payment of fees, expenses and indemnification obligations and liens securing such rights to payment including, but not limited to, from or on property distributed under this Plan to the Indenture Trustee, shall survive notwithstanding the cancellation of the Indentures. After the performance by the Indenture Trustee and its representatives, including without limitation its professionals, of any duties that are required under the Plan, the Confirmation Order and the Indentures, the Indenture Trustee and its representatives shall be relieved of and released from all obligations arising under the Indentures.

6.9. Surrender of Existing Securities. Each Holder of a Noteholder Claim shall surrender its note(s) to the Indenture Trustee or in the event such note(s) are held in the name of, or by a nominee of, The Depository Trust Company, the Reorganized Debtors shall seek the cooperation of The Depository Trust Company to provide appropriate instructions to the Indenture Trustee. Each Holder of a Noteholder Claim shall send its note(s) to the Indenture Trustee or The Depository Trust Company shall provide appropriate instructions to the Indenture Trustee, or the loss, theft or destruction of such note shall be established to the reasonable satisfaction of the Indenture Trustee as applicable, which satisfaction may require such Holder to submit (a) a lost instrument affidavit and (b) an indemnity bond holding the Debtors, the Reorganized Debtors, and the Indenture Trustee harmless in respect of such note and any distributions made on account thereof. Upon compliance with this Section 6.8 by a Holder of any Note, such Holder shall, for all purposes under this Plan, be deemed to have surrendered such note. All property in respect of such forfeited distributions, including interest thereon, shall be promptly returned to the Reorganized Debtors by the Indenture Trustee and any such security shall be canceled.

6.10. Cancellation of the Notes and Equity Interests. On the Effective Date, except to the extent otherwise provided in this Plan, all notes, instruments, certificates and other documents evidencing (a) the 3 3/4% Notes, (b) the 7% Notes and (c) the Equity Interests shall be canceled (except as provided in Section 4.13 of this Plan), and the obligations of the Debtors thereunder and in any way related thereto shall be fully satisfied, released and discharged; provided, however, that such cancellation shall not itself alter the obligations or rights of any third parties (apart from the Debtors, their Affiliates and Subsidiaries, the Reorganized Debtors, and the Joint Venture Company). With respect to the Notes, on the Effective Date, except to the extent otherwise provided in this Plan, the Indentures and any similar agreements, including, without limitation, any related note, guaranty or similar instrument of the Debtors shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and discharged (i) with respect to all obligations owed by the Debtors under any such agreement and (ii) except to the extent provided herein below, with respect to the respective rights and obligations of the Indenture Trustee under the Indentures against the Holders of Noteholder Claims. Solely for the purpose of clause (ii) in the immediately preceding sentence, only the following rights of the Indenture Trustee shall remain in effect after the Effective Date: (A) rights as trustee, paying agent and registrar, including but not limited to any rights to payment of fees, expenses and indemnification obligations and liens securing such rights to payment including, but not limited to, from or on property distributed under this Plan to the Indenture Trustee (but excluding any other property of the Debtors, the Reorganized Debtors or their Estates), (B) rights relating to distributions to be made to the Holders of the 3 3/4% Notes or the 7% Notes by the Indenture Trustee from any source, including, but not limited to, distributions under this Plan including, without limitation, any Liens on distributions to the Holders that may be provided to the Indenture Trustee pursuant to the Indentures (but excluding any other property of the Debtors, the Reorganized Debtors or their Estates), (C) rights relating to representation of the interests of the Holders of the 3 3/4% Notes or the 7% Notes by the Indenture Trustee in the Chapter 11 Cases to the extent not discharged or released by this Plan or any order of the Bankruptcy Court and (D) rights relating to participation by the Indenture Trustee in proceedings and appeals related to this Plan. Notwithstanding the continued effectiveness of such rights after the Effective Date, such Indenture Trustee shall have no obligation to object to Claims against the Debtors and the Indenture Trustee shall have no obligation to locate certificated Holders of the 3 3/4% Notes or the 7% Notes who fail to surrender the 3 3/4% Notes and/or the 7% Notes in accordance with Section 6.8 of this Plan. For the avoidance of doubt, after the performance by the Indenture Trustee and its representatives, including without limitation its professionals, of any duties that are required under the Plan, the Confirmation Order and the Indentures, the Indenture Trustee and its representatives shall be relieved of and released from all obligations arising under the Indentures. The rights of the Indenture Trustee as trustee, paying agent and registrar, including but not limited to, any rights to payment of fees, expenses and indemnification obligations and liens securing such rights to payment including, but not limited to, from or on property distributed under this Plan to the Indenture Trustee, shall survive notwithstanding the cancellation of the Indentures.

6.11. Existing Liens. All property rights and interests to be transferred to the Joint Venture Company by the Debtors, including any executory contracts that shall be assumed and assigned to the Joint Venture Company by the Debtors, shall be free and clear of all Liens, Claims and liabilities to the fullest extent permitted by sections 365 and 1141(c) of the Bankruptcy Code.

6.12. Compromise of Controversies. In consideration for the distributions and other benefits provided under this Plan, the provisions of this Plan constitute a good faith compromise and settlement of all Claims and controversies resolved under this Plan and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromises and settlements under Bankruptcy Rule 9019.

6.13. Restructuring Transactions. On or prior to the Effective Date, any Debtor and, after the Effective Date, any Reorganized Debtor, may enter into or undertake any Restructuring Transactions and may take such actions as may be determined by such Debtor or Reorganized Debtor to be necessary or appropriate to effect such Restructuring Transactions. The actions to effect the Restructuring Transactions may include, without limitation: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, conversion, restructuring, recapitalization, disposition, liquidation or dissolution containing terms that are consistent with the terms herein and that satisfy the requirements of applicable law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, disposition, or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms herein and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, conversion or dissolution (or similar instrument) pursuant to applicable law; and (iv) all other actions which the applicable entities may determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with such transactions. The Restructuring Transactions may include one or more mergers, consolidations, conversions, restructurings, recapitalizations, dispositions, liquidations or dissolutions, as may be determined by the applicable Debtors or Reorganized Debtors to be necessary or appropriate to effect the purposes of such Restructuring Transactions for the benefit of the Reorganized Debtors, including, without limitation, the potential simplification of the organizational structure of the Reorganized Debtors or the creation of new subsidiaries that are to be wholly owned by Reorganized Delta. In each case in which the surviving, resulting or acquiring person in any such Restructuring Transaction is a successor to a Debtor or Reorganized Debtor, such surviving, resulting or acquiring person will perform the obligations of the applicable Debtor or Reorganized Debtor pursuant to this Plan to pay or otherwise satisfy the Allowed Claims against such Debtor or Reorganized Debtor, except as provided in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring person, which may provide that another Debtor or Reorganized Debtor will perform such obligations. Implementation of the Restructuring Transactions shall not affect any distributions, discharges, exculpations, releases or injunctions set forth in this Plan. On or prior to, or as soon as practicable after, the Effective Date, the Debtors or the Reorganized Debtors may take such steps as they may deem necessary or appropriate to effectuate any Restructuring Transactions that satisfy the requirements set forth in this Section 6.13. The Restructuring Transactions shall be authorized and approved by the Confirmation Order pursuant to, among other provisions, sections 1123 and 1141 of the

Bankruptcy Code and section 303 of title 8 of the Delaware Code, if applicable, without any further notice, action, third-party consents, court order or process of any kind, except as otherwise set forth herein or in the Confirmation Order.

6.14. Effectuating Documents; Further Transactions. The chief executive officer, the president, the chief financial officer, the general counsel or any other appropriate officer of the Debtors, of the Reorganized Debtors, or the Recovery Trustee, as the case may be, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan. The secretary or assistant secretary of the Debtors, the Reorganized Debtors, or the Recovery Trustee, as the case may be, shall be authorized to certify or attest to any of the foregoing actions.

ARTICLE VII

PROVISIONS GOVERNING DISTRIBUTIONS;

TREATMENT OF DISPUTED CLAIMS

7.1. Date of Distributions on Account of Allowed Claims. Unless otherwise provided herein, any distributions and deliveries to be made under this Plan shall be made on the Effective Date or as soon as practicable thereafter. In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

7.2. Sources of Cash for Plan Distribution. Except as otherwise provided in this Plan or Confirmation Order, all Cash required for the payments to be made hereunder to Delta’s prepetition and administrative creditors shall be obtained from the Cash proceeds drawn from the JV Company Credit Facility, the Exit Loan and Delta and Reorganized Delta’s operations and Cash on hand, and all Cash required for the payments to be made hereunder to the prepetition and administrative creditors of all Debtors other than Delta shall be obtained from the Cash proceeds available in such Debtor’s Estate, all as set forth in the flow of funds memorandum agreed upon by the Debtors, the Creditors’ Committee (which agreement shall not be withheld unreasonably) and the Supporting Noteholders, a form of which shall be filed as a Plan Supplement.

7.3. Time Bar to Cash Payments. Checks issued in respect of Allowed Claims shall be null and void if not negotiated within one hundred eighty (180) days after the date of issuance thereof. Requests for reissuance of any voided check shall be made directly to the Disbursement Agent by the Holder of the Allowed Claim to whom such check was originally issued. Any Claim in respect of such a voided check shall be made on or before the first anniversary of the date on which such distribution or payment was made. If no Claim is made as provided in the preceding sentence, all Claims in respect of voided checks shall be discharged and forever barred and such unclaimed distributions shall revert to the Reorganized Debtors, notwithstanding any federal or state escheat laws to the contrary.

7.4. Disbursement Agent. The Disbursement Agent, or such other Person designated by the Recovery Trustee as Disbursement Agent, shall make all distributions under this Plan on the Effective Date. A Disbursement Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

7.5. Record Date for Distribution. Except as otherwise required to comply with the provisions of the Claims Trading Order, distributions shall only be made to the record Holders of Allowed Claims as of the Confirmation Date. On the Confirmation Date, at the close of business for the relevant register, all registers maintained by the Debtors and the Reorganized Debtors, and each of their respective agents, successors and assigns, shall be deemed closed for purposes of determining whether a Holder of such a Claim is a record Holder entitled to distributions under this Plan. The Debtors and the Reorganized Debtors, and all of their respective agents, successors and assigns shall have no obligation to recognize, for purposes of distributions pursuant to or in any way arising from this Plan (or for any other purpose), any Claims that are transferred after the Confirmation Date. Instead, they shall be entitled to recognize only those record Holders set forth in the registers as of the Confirmation Date, irrespective of the number of distributions made under this Plan or the date of such distributions. Furthermore, if a Claim is transferred twenty (20) or fewer calendar days before the Confirmation Date, the Disbursement Agent shall make distributions to the transferee only if the transfer form or other appropriate writing contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor. Notwithstanding anything in this Section 7.5 to the contrary, (i) distributions to Holders of Allowed Claims under section 502(h) of the Bankruptcy Code shall be made to the Holder of such Claim after a Final Order has been entered by the Court that deems such Claim as Allowed and (ii) distributions may be made to Holders of Allowed Claims who acquired their Claims after the Confirmation Date pursuant to the “Sell-Down Procedures” set forth in the Claims Trading Order.

If any dispute arises as to the identity of a Holder of an Allowed Claim that is entitled to receive a distribution pursuant to this Plan, the Disbursement Agent or the servicers, as applicable, may, in lieu of making such distribution to such Person, make the distribution into an escrow account until the disposition thereof is determined by Final Order or by written agreement among the interested parties to such dispute.

7.6. Delivery of Distributions. Subject to Bankruptcy Rule 9010, all distributions to Holders of Allowed Claims shall be made at the address of such Holder as set forth in the books and records of the Debtors as of the Record Date. In the event that any distribution to any Holder is returned as undeliverable, the Disbursement Agent shall use reasonable efforts to determine the current address of such Holder, but no distribution to such Holder shall be made unless and until the Disbursement Agent has determined the then current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtors and the Claim of any other Holder to such property or interest in property shall be discharged and forever barred notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary.

7.7. Objections to and Estimations of Claims; Resolution of Disputed Claims.

(a) On and after the Effective Date, the Recovery Trustee, the Reorganized Debtors and any creditor, may continue to attempt to consensually resolve any disputes regarding the amount of any Claim and shall have the right, but not the obligations, to object to the allowance of any Claim and may file with the Court any other appropriate motion or adversary proceeding with respect thereto. All such objections may be litigated to Final Order. The Recovery Trustee shall retain the rights and defenses the Debtors or their Estates had with respect to any Claim or Equity Interest immediately prior to the Effective Date, subject to the provisions of this Plan.

(b) All objections to Claims shall be filed with the Bankruptcy Court by the Claims Objection Deadline in accordance with its local rules, and a copy of the objection must be served on the Holder of the subject Claim before the expiration of the Claims Objection Deadline; otherwise such Claims shall be deemed Allowed in accordance with section 502 of the Bankruptcy Code. The objection shall notify the Holder of the subject Claim of the deadline for responding to such objection. The Claims Objection Deadline can be extended up to an additional ninety (90) days by the Recovery Trustee filing a notice with the Court and thereafter as permitted by order of the Bankruptcy Court, upon notice and a hearing.

(c) Within thirty (30) days after service of an objection, the Holder whose Claim was objected to must, in accordance with the local rules of the Bankruptcy Court, serve and file a written response to the objection with the Bankruptcy Court and serve a copy on the Disbursement Agent, the Recovery Trustee, the Reorganized Debtors, any objecting creditor and the notice parties for the Debtors and the Supporting Noteholders identified in section 12.18 of this Plan. Failure to serve and file a written response within the thirty (30) day time period may result in the Bankruptcy Court granting the relief demanded in the Claim objection without further notice or hearing.

(d) Before the Effective Date, the Debtors or any objecting creditors may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim pursuant to § 502(c) of the Bankruptcy Code, that is contingent or unliquidated or any Disputed Claim arising from a right to an equitable remedy or breach of performance for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. From and after the Effective Date, the Recovery Trustee, the Reorganized Debtors or any objecting creditor may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim pursuant to § 502(c) of the Bankruptcy Code, that is contingent or unliquidated or any Disputed Claim arising from a right to an equitable remedy or breach of performance for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. With respect to any request for estimation, the Bankruptcy Court shall retain jurisdiction to estimate any such Claim at any time, including during the litigation of any objection to any Claim or during the pendency of any appeal relating to such objection. Notwithstanding any provision otherwise in this Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated for distribution purposes at zero ($0) dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under this Plan (including for purposes of distributions), and the relevant party may elect to pursue any supplemental proceedings to object to any distribution under this Plan on such Claim. All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, recharacterized or resolved by any mechanism approved by the Bankruptcy Court.

(e) The Debtors, the Disbursement Agent or the Recovery Trustee , as applicable, may set off against any Claim, and the payments made pursuant to this Plan in respect of such Claim, any claims of any nature whatsoever that any of the Debtors or the Recovery Trustee (as assignee of such claims) may have against the Holder of the Claim, but neither the failure to do so nor the allowance of such Claim shall constitute a waiver or release by the Debtors or the Recovery Trustee of any claims or rights against the Holder of the Claim; provided, however, that any claimant shall have the right to object to any such setoff made by the Debtors. Any payment in respect of a disputed, unliquidated, or contingent Claim shall be returned promptly to the Disbursement Agent in the event and to the extent such Claims are determined by the Bankruptcy Court or any other court of competent jurisdiction not to be Allowed Claims.

(f) Notwithstanding any other provision of this Plan and except as otherwise agreed by the relevant parties, the Disbursement Agent shall not be required to make any partial payments or partial distributions to a Person, estate or trust with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order. To the extent that there is any Holder of a Claim that is the subject of a Cause of Action, the Disbursement Agent shall have the authority to withhold any distribution to such Holder of a Claim until such Cause of Action is subject to final nonappealable order or otherwise is settled or adjudicated in the Bankruptcy Court.

(g) The holder of a Disputed Claim is not entitled to recover unless a Disputed Claim becomes an Allowed Claim and in such event any Holder of a Disputed Claim may only be entitled to receive a distribution on its Allowed Claim from the Disputed Claim Reserve.

(h) The Disbursement Agent shall establish and maintain the Disputed Claim Reserve as a separate reserve in order to satisfy Disputed Claims upon the resolution of such claims. Property of the Estate deposited into the Disputed Claim Reserve shall be distributed to the holders of Disputed Claims when such Disputed Claims become Allowed Claims. Any funds remaining in the Disputed Claim Reserve after all Disputed Claims are resolved shall be transferred to Reorganized Delta.

7.8. Noteholder Claims and DIP Facility Claims. (a) The Indenture Trustee shall be deemed to be the Holder of all Noteholder Claims, for purposes of distributions to be made hereunder, and all distributions on account of such notes shall be made to or at the direction of the Indenture Trustee. The Indenture Trustee shall hold or direct such distributions for the benefit of the Holders of Allowed Noteholder Claims. As soon as practicable following compliance with the requirements set forth in Section 6.9 of this Plan, the Indenture Trustee shall arrange to deliver such distributions to or on behalf of such Noteholders. Notwithstanding any other provision of this Plan, the distribution to the Indenture Trustee on account of the Allowed amount of Noteholder Claims shall be made in full on the Effective Date or as soon as reasonably practicable thereafter, and the Indenture Trustee shall disburse or direct such distribution promptly upon receipt to each beneficial Holder of a Noteholder Claim in all respects consistent with the Indentures.

(b) For purposes of distributions to be made hereunder, all distributions on account of the DIP Facility Claims shall be made at the direction of the DIP Agent in accordance with the provisions of the DIP Credit Agreement and shall be distributed to the DIP Agent.

7.9. Recovery Trust Distributions. The Recovery Trust Agreements shall govern distributions from the Recovery Trusts and shall include the terms of the other sections of this Article VII and other relevant provisions of this Plan.

7.10. Manner of Cash Payments Under Plan. At the Reorganized Debtors’ option, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements, or as agreed by the Recovery Trustee and the claimant subject to the terms of the Recovery Trust Agreements.

7.11. Fractional Shares. No fractional shares of New Common Stock shall be distributed and no Cash shall be distributed in lieu of such fractional shares. When any distribution pursuant to this Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (a) fractions of one-half (1/2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (1/2) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Stock to be distributed to Holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.

7.12. Setoffs and Recoupment. Except as provided in this Plan, the Debtors may, but shall not be required to, set off against or recoup from any Claim or Claims of any nature whatsoever that the Debtors may have against the claimant and such claimant shall have the right to object to any such setoff or recoupment made by the Debtors, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such Claim it may have against such claimant.

7.13. Exemption from Securities Law. The issuance of the New Common Stock and any other securities issued pursuant to this Plan and any subsequent sales, resales or transfers, or other distributions of any such securities shall be exempt from any federal or state securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code. Transfers of securities issued under this Plan will be subject to (a) the terms of the Restated Certificate of Incorporation and (b) as to holders of New Common Stock of Reorganized Delta that are party to the New Stockholders’ Agreement, the terms and conditions of the New Stockholders’ Agreement.

7.14. Allocation of Payments. In the case of distributions with respect to Claims pursuant to this Plan (except for Claims of taxing authorities, including the Internal Revenue Service), the amount of any Cash and the fair market value of any other consideration received by the Holder of such Claim will be allocable first to the principal amount of such Claim (as determined for federal income tax purposes), and then, to the extent of any excess, the remainder of the Claim.

7.15. No Postpetition Interest on Claims. Unless otherwise specifically provided for in this Plan or the Confirmation Order, or required by applicable bankruptcy law, to the extent a Claim is not paid in full on the Effective Date, postpetition interest shall not accrue or be paid on any Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on such Claim. For the avoidance of doubt, Administrative Claims of tax authorities (including any Administrative Claims of the Internal Revenue Service for any federal taxes, which shall accrue interest at the rate and in the manner established under 26 U.S.C. §§ 6621 and 6622), shall accrue interest at the rate and in the manner specified by the applicable tax regulation. Nothing herein shall be deemed an admission of the Debtors, the Reorganized Debtors or the Recovery Trustee that any such Claim is an Allowed Claim and the parties reserve all rights with respect to such determination.

ARTICLE VIII

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1. Assumption of Contracts and Leases. On the Effective Date, all executory contracts and unexpired leases to which the Debtors are a party that have not been expressly assumed and/or assumed and assigned by the Debtors on or before the Effective Date shall be deemed rejected in accordance with sections 365 and 1123 of the Bankruptcy Code, unless such contract or lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or was terminated pursuant to its own terms, (iii) is the subject of a separate assumption or rejection motion filed by the Debtors on or before the Confirmation Date or is required under this Plan to be included in such a motion, (iv) is set forth in a schedule as an executory contract or unexpired lease to be assumed on or after the Effective Date, if any, filed by the Debtors as part of the Plan Supplement, which schedule shall separately set forth those executory contracts or unexpired leases which will be assigned to the Joint Venture Company or (v) if there is a dispute as to the amount of cure that cannot be resolved consensually among the parties, the Debtors or Reorganized Delta shall have the right to assume or reject the contract or lease, by written notice to the counterparty, for a period of five (5) Business Days after entry of a Final Order establishing a cure amount in excess of that provided by the Debtors. The Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123 of the Bankruptcy Code approving the contract and lease assumptions, assignments or rejections described above, subject to the occurrence of the Effective Date. Without limitation of the foregoing, upon the Effective Date, and in accordance with the Contribution Agreement, all rights of Delta in, to and under the Carry Agreement, and all right, title and interest of Delta in and to (i) the Delta Properties, the Existing Agreement Wells, the EnCana Wells, the Carry Wells (as all of the foregoing terms are defined in the Carry Agreement), (ii) all other contract rights and interests of Delta under any contracts provided for in the Carry Agreement and (iii) all other oil and gas rights and interests of every kind and nature owned by Delta, or which Delta may in the future have the right to own or receive, under or pursuant to the Carry Agreement, shall be assigned to, and shall be vested in, the Joint Venture Company, which shall acquire and own such rights, free and clear of any transfer or assignment restrictions in the Carry Agreement, and the Confirmation Order shall provide as such. Cure amounts owed pursuant to section 365 of the Bankruptcy Code shall be paid in accordance with the Contribution Agreement; provided, however, that in the event that cure amounts exceed $2,000,000, such cure amounts shall be paid by the Plan Sponsor, in its sole discretion, or such executory contracts or unexpired leases shall be rejected by written notice to the counterparty unless otherwise agreed by the Debtors, the Creditors’ Committee (which agreement shall not be withheld unreasonably) and the Supporting Noteholders prior to the Effective Date or by Reorganized Delta after the Effective Date.

(a) To the extent applicable, all executory contracts of the Reorganized Debtors assumed, or assumed and assigned, pursuant to this Plan shall be deemed modified such that the transactions contemplated by this Plan shall not be a “change of control,” however such term may be defined in the relevant executory contract, and any required consent under any such contract or lease shall be deemed satisfied by the confirmation of this Plan, and all executory contracts assumed, or assumed and assigned, pursuant to this Plan shall be assumed, or assumed and assigned, notwithstanding any provisions therein that purport to modify Delta’s rights, or the rights of any Affiliate or Subsidiary of the Debtors, thereunder as a result of the Debtors’ commencement of the Chapter 11 Cases, which rights shall not be modified by such assumption or assumption and assignment.

(b) Each executory contract assumed, or assumed and assigned, pursuant to this Plan (or pursuant to other Bankruptcy Court order) shall remain in full force and effect and be fully enforceable by the Reorganized Debtors or the Joint Venture Company, as applicable, in accordance with its terms, except as modified by the provisions of this Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption, or assumption and assignment, or applicable law.

(c) Any monetary amounts required as cure payments on each executory contract and unexpired lease to be assumed, or assumed and assigned, pursuant to this Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure amount in Cash on the Effective Date or upon such other terms and dates as the parties to such executory contracts or unexpired leases otherwise may agree. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of the Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or assumed and assigned, or (iii) any other matter pertaining to assumption or assignment, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute.

(d) The Debtors hereby give notice that the Cure amounts for each such contract and lease shall be zero dollars unless otherwise noticed on a schedule filed by the Debtors hereafter.

(e) All Claims arising out of the rejection of executory contracts and unexpired leases under this Plan must be served upon the Debtors and their counsel within thirty (30) days after the later of (i) the date of entry of an order of the Bankruptcy Court approving such rejection, (ii) service of notice of the occurrence of the Effective Date or (iii) service of notice of rejection as provided in this Article VIII. Any Claims not filed within such time shall be forever barred from assertion against the Debtors, their Estates, the Reorganized Debtors, the Joint Venture Company and their respective property.

ARTICLE IX

CONDITIONS PRECEDENT TO EFFECTIVE DATE

9.1. Conditions Precedent to Effective Date of Plan. The occurrence of the Effective Date of this Plan is subject to satisfaction of the following conditions precedent and the filing by the Debtors of a notice of the occurrence of the Effective Date in the Chapter 11 Cases:

(a) Confirmation Order. The clerk of the Bankruptcy Court shall have entered the Confirmation Order in the Debtors’ Chapter 11 Cases, which shall be in form and substance reasonably acceptable to the Plan Sponsor (with respect only to those provisions that have a material effect on the Plan Sponsor’s or the Joint Venture Company’s commercial, economic or management (with respect to the Joint Venture Company) rights or interests) and reasonably acceptable in all respects to the Supporting Noteholders and the Creditors’ Committee, and fourteen (14) calendar days shall have elapsed following the entry of the Confirmation Order on the docket.

(b) Exit Loan. Reorganized Delta shall have entered into agreements for the Exit Loan in form and substance reasonably satisfactory to the Supporting Noteholders and the Creditors’ Committee in all respects and, to the extent applicable, the Plan Sponsor (with respect only to those provisions that have a material effect on the Plan Sponsor’s or the Joint Venture Company’s commercial, economic or management (with respect to the Joint Venture Company) rights or interests), and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof, the proceeds of which shall be disbursed in accordance with a flow of funds memorandum agreed upon by the Debtors, the Creditors’ Committee (which agreement shall not be withheld unreasonably) and the Supporting Noteholders, a form of which shall be filed as a Plan Supplement.

(c) Contracts and Leases. The Bankruptcy Court shall have entered one or more orders, which may include the Confirmation Order, authorizing the assumption, assignment, or rejection of unexpired leases and executory contracts by the Debtors as contemplated by Article 8.1 of this Plan.

(d) Execution and Delivery of Other Documents. All other actions and all agreements, instruments or other documents necessary to implement the terms and provisions of this Plan, including, without limitation, the Plan Documents, the Plan Exhibits, and the Plan Supplements shall be in form and substance reasonably satisfactory to the Supporting Noteholders and the Creditors’ Committee, and, to the extent applicable, the Plan Sponsor (with respect only to those provisions that have a material effect on the Plan Sponsor’s or the Joint Venture Company’s commercial, economic or management (with respect to the Joint Venture Company) rights or interests). The Recovery Trust Agreements, the Joint Venture Company LLC Agreement, the Contribution Agreement, the Management Services Agreement, the JV

Company Credit Facility Documents and the Exit Loan, shall be in form and substance reasonably acceptable to the Supporting Noteholders, the Creditors’ Committee and the Plan Sponsor (with respect only to those provisions that have a material effect on the Plan Sponsor’s or the Joint Venture Company’s commercial, economic or management (with respect to the Joint Venture Company) rights or interests) and shall have been effected, duly and validly executed and delivered by the parties thereto and all conditions to their effectiveness shall have been satisfied or waived in accordance with their respective terms.

(e) Corporate Formalities. The Restated Certificates of Incorporation shall be filed with the applicable Secretaries of State and/or other applicable authorities in the Debtors’ respective states contemporaneously with the Effective Date.

(f) SEC Filings. Delta shall be in compliance with all applicable SEC reporting obligations required of a public reporting company.

(g) Other Acts. Any other actions the Debtors, in consultation with the Plan Sponsor, determines are necessary to implement the terms of this Plan shall have been taken.

9.2. Debtors’ Waiver of Conditions Precedent. Each of the conditions precedent in Section 9.1 (except for Section 9.1(a)) hereof may be waived, in whole or in part, by the Debtors, with approval of the Plan Sponsor ((with respect only to those provisions that have a material effect on the Plan Sponsor’s or the Joint Venture Company’s commercial, economic or management (with respect to the Joint Venture Company) rights or interests), the Creditors’ Committee (which approval shall not be withheld unreasonably) and the Supporting Noteholders, without notice or an order of the Bankruptcy Court.

9.3. Substantial Consummation. Substantial consummation of this Plan under section 1101(2) of the Bankruptcy Code shall be deemed to occur on the Effective Date.

ARTICLE X

EFFECT OF CONFIRMATION

10.1. Vesting of Assets. Except as otherwise provided in this Plan, on the Effective Date all property comprising the Estates not otherwise vested in the Joint Venture Company or the Recovery Trusts shall revest in the Estate of the applicable Reorganized Debtor, free and clear of all Liens, Claims and Equity Interests (other than as expressly provided herein), including, without limitation: (i) the 33.34% membership interest in the Joint Venture Company; (ii) the Delta oil and gas assets not located in Mesa and Garfield Counties, Colorado; (iii) the certain compressors owned by the Debtors that were located in the State of Wyoming as of September 30, 2011; (iv) the Plan Documents; (v) Cash, any accounts receivables or other cash equivalent forms of value (vi) the oil and gas lease in Mesa County, CO, between Delta and Buzzard Creek Elk Ranch and its Amendment effective August 15, 2011 and all rights and obligations thereunder, (vii) all frac water tanks, (viii) the gathering agreement between Delta and Encana dated September 24, 2008, (ix) Delta’s Denver and Grand Junction office leases, office fixtures, and personal property located in such offices not pertaining to the Delta Records (as defined in the Contribution Agreement), except for the HP T-1100 Map Plotter Scanner referenced in Section 1.1(d)(5) of the Contribution Agreement, and (x) all other assets not specifically described in Exhibits D-1, D-2, D-3, D-4, D-5 and D-6 to the Contribution Agreement. On and after the Effective Date, the Reorganized Debtors shall be authorized to operate their respective businesses, and to use, acquire or dispose of assets without supervision or approval by the Bankruptcy Court, and free from any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

10.2. Corporate Existence. Except as otherwise provided in this Plan, each Debtor, as a Reorganized Debtor, shall continue to exist on and after the Effective Date as a separate corporation, limited liability company, partnership or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other analogous formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation documents) are amended by this Plan or otherwise and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law.

10.3. Binding Effect. Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, the provisions of this Plan shall bind any Holder of a Claim against, or Equity Interest in, the Debtors and such Holder’s respective successors and assigns, whether or not the Claim or Equity Interest of such Holder is impaired under this Plan and whether or not such Holder has accepted this Plan. The provisions of this Plan shall bind the respective Estates of the Debtors and any chapter 7 Trustee that might be appointed upon a subsequent conversion of any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code.

10.4. Settlements, Releases and Discharges. The settlements, releases and discharges of Claims and Causes of Action described in this Plan, including releases by the Debtors and by Holders of Claims, constitute good faith compromises and settlements of the matters covered thereby and are consensual. Such compromises and settlements recognize the substantial contributions by parties in these Chapter 11 Cases, are made in exchange for consideration, including the release of certain Claims, and are in the best interest of Holders of Claims, are fair, equitable and reasonable and are integral elements of the resolution of the Chapter 11 Cases in accordance with this Plan. Each of the discharge, release, indemnification and exculpation provisions set forth in this Plan (a) is within the jurisdiction of the Bankruptcy Court under sections 1334(a), 1334(b) and 1334(d) of title 28 of the United States Code, (b) is an essential means of implementing this Plan pursuant to section 1123(a)(5) of the Bankruptcy Code, (c) is an integral element of the transactions incorporated into this Plan, (d) confers material benefit on, and is in the best interests of, the Debtors, their Estates and their creditors, (e) is important to the overall objective of this Plan to finally resolve all Claims among or against the parties in interest in the Chapter 11 Cases with respect to the Debtors and (f) is consistent with sections 105, 1123, 1129 and other applicable provisions of the Bankruptcy Code.

10.5. Discharge of the Debtors. Except to the extent otherwise provided in this Plan or the Confirmation Order, the treatment of all Claims against or Equity Interests in the

Debtors under this Plan shall be in exchange for and in complete satisfaction, discharge and release of, all Claims against or Equity Interests in the Debtors of any nature whatsoever, known or unknown, including any interest accrued or expenses incurred thereon from and after the Petition Date, or against their Estates or properties or interests in property. Except as otherwise provided in this Plan or the Confirmation Order, upon the Effective Date, all Claims against and Equity Interests in the Debtors shall be satisfied, discharged and released in full exchange for the consideration provided under this Plan. Except as otherwise provided in this Plan or the Confirmation Order or under the terms of the documents evidencing the Exit Loan, all Persons shall be precluded from asserting, against the Debtors, the Reorganized Debtors, or their respective properties or interests in property, any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in this Plan or the Confirmation Order, the Confirmation Order shall constitute a judicial determination, as of the Effective Date, of the discharge of all such Claims and other debts and liabilities of the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void and extinguish any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent such judgment is related to a discharged Claim.

10.6. Exculpation. To the extent permitted by applicable law and approved by the Bankruptcy Court, the Released Parties shall not have any liability to any Holder of a Claim or Equity Interest for any act or omission in connection with, or arising out of, the negotiation and the pursuit of approval of the Disclosure Statement, this Plan or the solicitation of votes for, or confirmation of, this Plan, the funding of this Plan, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan (except for any liability that results from bad faith, willful misconduct or gross negligence as determined by a Final Order).

10.7. Releases By the Debtors and their Estates. Except for the right to enforce this Plan, the Debtors shall, on their own behalf and on behalf of their Estates, effective upon the occurrence of the Effective Date, be deemed to forever release, waive and discharge the Released Parties of and from any and all Claims, demands, causes of action and the like, existing as of the Effective Date or thereafter arising from any act, omission, event, or other occurrence that occurred on or prior to the Effective Date, whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, at law, in equity or otherwise (except for any liability that results from bad faith, willful misconduct or gross negligence as determined by a Final Order); provided, however, that to the extent the Wapiti Trust prevails in a fraudulent conveyance action under section 548 or section 544 against Wapiti Oil & Gas, L.L.C. or any affiliated person or entity (excluding ZCOF, the affiliate of ZCOF that has directly invested in Wapiti (collectively, the “ZCOF Parties”), and each of its directors and employees) (collectively, other than the ZCOF Parties and each of their directors and employees, “Wapiti”) pursuant to a final, non-appealable order (the “Judgment”), and, Wapiti is unable to pay on the Judgment after the Wapiti Trust has used reasonable efforts to collect from Wapiti, then, subject to the ZCOF Parties’ reservation of rights below, the Wapiti Trust may take action against the ZCOF Parties in connection with such fraudulent conveyance action pursuant to 11 U.S.C. § 550(a)(2), but only to the extent (a) of the deficiency between the amount of the Judgment and the amount paid, (b) of the value of the assets distributed, dividended or otherwise paid from Wapiti to the ZCOF

Parties, if any, and (c) the commencement of such litigation against the ZCOF Parties has been approved in advance by a majority of the Wapiti Trust Oversight Board, which majority shall include the vote of Whitebox, provided that to the extent Whitebox votes against the commencement of such litigation against the ZCOF Parties and the Recovery Trustee disagrees with such determination, then the Recovery Trustee is hereby authorized to file a motion with the Bankruptcy Court seeking a finding that such determination not to pursue the litigation against the ZCOF Parties was not reasonable and upon such a finding, the Bankruptcy Court shall order the Wapiti Trust to pursue such litigation against the ZCOF Parties; provided further, however, that the ZCOF Parties reserve all rights and defenses, at law and in equity to defend against any and all actions and no release of any party provided for herein shall prejudice the ZCOF Parties’ rights or defenses. Such release, waiver and discharge shall not operate as a release, waiver or discharge of any Released Party in respect of any express contractual obligation of any such party effective from and after the Effective Date, provided that no Person who votes to reject this Plan will receive the benefit of a release.

10.8. Consensual Releases By Holders of Claims. Except for the right to enforce this Plan, each Holder of a Claim who affirmatively votes to accept this Plan and does not indicate its preference to opt-out of the releases contained in this Section 10.8 on its ballot shall for good and adequate consideration, be deemed to forever release, waive and discharge the Released Parties, to the fullest extent permitted by applicable law, of and from any and all Claims, demands, causes of action and the like, existing as of the Effective Date or thereafter arising from any act, omission, event, or other occurrence that occurred on or prior to the Effective Date, whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, at law, in equity or otherwise that is based on, relates to, or in any manner arises from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim that is treated in this Plan, the business or contractual arrangements between the Debtors and any Released Party relating to the restructuring of Claims prior to or in the Chapter 11 Cases or the negotiation, formulation or preparation of this Plan, or any related agreements, instruments or other documents (except for any liability that results from bad faith, willful misconduct or gross negligence as determined by a Final Order). Holders of Claims not voting to accept this Plan are not granting the releases contained in this Section 10.8. For the avoidance of doubt, to the extent the Holder of a Claim in a voting Class votes to accept this Plan with respect to that Claim and does not opt-out of the releases under section 10.8 of this Plan, and such Holder also holds a Claim in a non-voting Class, any release granted as a result of such Holder’s vote with respect to its voting Class Claim shall not be deemed a release of such Holder’s non-voting Class Claim. Notwithstanding the foregoing, in the event that this Plan is not confirmed, no party shall be deemed to have released or shall release any claims or be released hereby. Furthermore, notwithstanding the foregoing, such release, waiver and discharge shall not operate as a release, waiver or discharge of any Released Party in respect of any express contractual obligation of any such Released Party incurred in connection with this Plan or of any express contractual obligation of any non-Debtor party due to any other non-Debtor party.

10.9. Abrogation of Successor Liability. To the extent permitted pursuant to applicable law, the transfer of property of the Debtors to the Joint Venture Company, the

Reorganized Debtors and the Recovery Trusts shall be free and clear of any claim, or resulting liability, that the Joint Venture Company, the Plan Sponsor, the Reorganized Debtors or the Recovery Trusts is to any extent a “successor” to any of the Debtors under any state or federal statutory or common law relating to “successor liability,” or any claim that an entity is legally responsible for the debts or liabilities of another entity as a successor to, continuation of, or participant in a de facto or actual merger with, the other entity, under any theory or legal doctrine of any type or nature whatsoever. To the extent permitted pursuant to applicable law, neither of the Joint Venture Company, the Plan Sponsor, any Reorganized Debtor or either Recovery Trust shall be, or shall be deemed to be, a successor to any of the Debtors for any purpose.

10.10. Term of Injunctions or Stays.

(a) Except as otherwise expressly provided herein, and except with respect to enforcement of this Plan, all Persons who have held, hold or may hold any Claim against, or Equity Interest in, the Debtors as of the Effective Date will be permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind in any forum with respect to such Claim or Equity Interest against the Reorganized Debtors, the Joint Venture Company, the Recovery Trusts, or their property, (ii) the enforcement, attachment, collection or recovery in any manner or by any means any judgment, award, decree or order against the Reorganized Debtors, the Joint Venture Company, the Recovery Trusts, or their respective property with respect to such Claim or Equity Interest, (iii) creating, perfecting or enforcing any Lien or other encumbrance of any kind against the Reorganized Debtors, the Joint Venture Company, the Recovery Trusts, or against any property or interests in property of the Reorganized Debtors with respect to any such Claim or Equity Interest, (iv) asserting a right of setoff, subrogation or recoupment of any kind against any obligation due from the Reorganized Debtors, the Joint Venture Company, the Recovery Trusts, or against any property or interests in property of the Reorganized Debtors, the Joint Venture Company or the Recovery Trusts with respect to such Claim or Equity Interest, (v) commencing or continuing any action, in any forum, that does not comply or is inconsistent with the provisions of this Plan and (vi) pursuing any such Claim released pursuant to Section 10.5, 10.6, 10.7 or 10.8 hereof.

(b) Unless otherwise provided herein, all injunctions or stays arising under or entered during the Debtors’ Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

10.11. Termination of Subordination Rights and Settlement of Related Claims. The classification and manner of satisfying all Claims and Equity Interests under this Plan takes into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510(b) or 510(c) of the Bankruptcy Code, or otherwise.

10.12. Indemnification Obligations. As of the Effective Date, the Restated Certificates of Incorporation and/or Restated Bylaws shall provide for the indemnification, defense, reimbursement, exculpation and/or limitation of liability of, and advancement of fees and expenses to, directors and officers and employees of the Reorganized Debtors (including in the case of officers and employees serving as directors, managers, officers and employees of any Affiliate or Subsidiary of the Reorganized Debtors or as trustee (or similar position) of any employee benefit plan or trust (or similar Person) of the Reorganized Debtors and their Affiliates and Subsidiaries, in such capacities), to the fullest extent permitted by applicable state law. The Debtors and the Reorganized Debtors shall indemnify and hold harmless (i) the DIP Agent and the DIP Lenders, (ii) the Plan Sponsor, (iii) the Joint Venture Company, (iv) the Creditors’ Committee, and (v) the respective advisors, officers, directors, members and employees of the parties described in clauses (i) through (iv) hereof, and (vi) each of their respective successors and assigns (collectively, the “Indemnified Persons”), to the full extent lawful, from and against all losses, claims, damages, and liabilities incurred by them that are related to or arise out of (a) the formulation, negotiation and pursuit of the confirmation or consummation of this Plan or (b) the Indemnified Persons’ consideration of other proposals for the reorganization of the Debtors under chapter 11 of the Bankruptcy Code.

10.13. Limitation on Indemnification. Notwithstanding anything to the contrary set forth in this Plan or elsewhere, neither the Reorganized Debtors nor the Joint Venture Company shall be obligated to indemnify and hold harmless any Person or entity for any claim, cause of action, liability, judgment, settlement, cost or expense that results from such Person’s fraud, gross negligence, or willful misconduct as determined by a Final Order as to which the time to appeal has expired.

10.14. Preservation of Claims.

(a) Preservation of Causes of Action and Wapiti Causes of Action. All Causes of Action and Wapiti Causes of Action, rights of setoff and other legal and equitable defenses of any Debtor or any Estate are preserved for the benefit of the Recovery Trusts unless expressly released, waived, or relinquished under this Plan or Confirmation Order. No Person may rely on the absence of a specific reference in this Plan or the Disclosure Statement to any Cause of Action or any Wapiti Cause of Action against them as an indication that the Recovery Trusts will not pursue a Cause of Action or Wapiti Cause of Action against them.

(b) Recovery Trustee as Representative of the Estate. The Recovery Trustee shall be appointed representative of the Estates pursuant to Bankruptcy Code § 1123(b)(3)(B) with respect to the Claims, the Causes of Action and the Wapiti Causes of Action and, except as otherwise ordered by the Bankruptcy Court and subject to any releases in this Plan, on the Effective Date, the Recovery Trusts shall be transferred (i) all defenses and counterclaims, whether legal or equitable, of the Debtors against all Claims and (ii) all Causes of Action and Wapiti Causes of Action, and may object to, enforce, sue on, defend and, subject to Bankruptcy Court approval (except as otherwise provided herein) settle or compromise (or decline to do any of the foregoing) any or all of Claims or the Causes of Action or Wapiti Causes of Action. Except as otherwise ordered by the Bankruptcy Court, and subject to the provisions of the Recovery Trust Agreements and the oversight of the applicable Oversight Board, the Recovery Trustee shall be vested with authority and standing to prosecute any Causes of Action and any Wapiti Causes of Action and to defend against any Claim. The Recovery Trustee and his or her attorneys and other professional advisors shall have no liability for pursuing or failing to pursue any such Causes of Action or Wapiti Causes of Action or for defending or failing to defend against any Claim.

(c) Settlement of Causes of Action, Wapiti Causes of Action and Disputed Claims Prior to Effective Date. At any time after the Confirmation Date and before the Effective Date, notwithstanding anything in this Plan to the contrary, the Debtors, with the consent of the DIP Agent and the Creditors’ Committee (which consent shall not be withheld unreasonably), may settle some or all of the Causes of Action, the Wapiti Causes of Action or the Disputed Claims subject to obtaining any necessary Bankruptcy Court approval. The proceeds from the settlement of a Cause of Action shall constitute a General Trust Asset that shall be transferred to the General Trust on the Effective Date, for distribution in accordance with this Plan and the General Trust Agreement. The proceeds from the settlement of a Wapiti Cause of Action shall constitute a Wapiti Trust Asset that shall be transferred to the Wapiti Trust on the Effective Date, for distribution in accordance with this Plan and the Wapiti Trust Agreement. For the avoidance of doubt, proceeds of Causes of Action (including the Wapiti Causes of Action), to the extent not used to fund the Recovery Trusts, shall be for the benefit of Reorganized Delta.

(d) Settlement of Causes of Action, Wapiti Causes of Action and Claims By Recovery Trustee. Notwithstanding any requirement that may be imposed pursuant to Bankruptcy Rule 9019, from and after the Effective Date, the Recovery Trustee may, subject to the Recovery Trust Agreements and, as applicable, approval of the Recovery Trust Oversight Board, settle all Claims, Causes of Action and Wapiti Causes of Action without supervision or approval of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, the local rules of the Bankruptcy Court, and the guidelines and requirements of the United States Trustee.

10.15. No Acquisition of a Majority of Voting Interests. The confirmation and consummation of this Plan, and the issuance of New Common Stock pursuant thereto, shall not, and shall not be deemed to, constitute or result in an acquisition of a majority of the voting interests of the Debtors or any of their Affiliates or Subsidiaries for purposes of any agreement to which the Debtors or any of their Affiliates or Subsidiaries are a party.

ARTICLE XI

RETENTION OF JURISDICTION

11.1. Jurisdiction of the Bankruptcy Court. Unless otherwise provided for herein or in a prior order of the Bankruptcy Court, the Bankruptcy Court shall have jurisdiction over all matters arising out of, or related to, the Debtors’ Chapter 11 Cases and this Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

(a) To hear and determine pending applications for the assumption, assignment or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom;

(b) To determine any and all applications and contested matters in the Debtors’ Chapter 11 Cases and grant or deny any application involving the Debtors that may be pending on the Effective Date;

(c) To ensure that distributions to Holders of Allowed Claims are accomplished as provided in this Plan;

(d) To hear and determine any timely objections to Administrative Claims or to proofs of claim and equity interests, including any objections to the classification of any Claim or Equity Interest, and to allow or disallow any disputed claim in whole or in part;

(e) To determine any and all adversary proceedings, motions, applications, and contested or litigated matters, including, but not limited to, all Causes of Action and Wapiti Causes of Action, and consider and act upon the compromise and settlement of any Claim against, or Causes of Action or Wapiti Causes of Action on behalf of, the General Trust or the Wapiti Trust, as applicable;

(f) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(g) To issue such orders in aid of execution of this Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

(h) To consider any amendments to or modifications of this Plan, or to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;

(i) To hear and determine all applications of retained professionals under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date;

(j) To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of this Plan, the Confirmation Order, the Plan Supplements, the Recovery Trusts, any transactions or payments contemplated by this Plan or any agreement, instrument or other document governing or relating to any of the foregoing;

(k) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including the expedited determination of taxes under section 505(b) of the Bankruptcy Code);

(l) To hear any other matter not inconsistent with the Bankruptcy Code;

(m) To hear and determine all disputes involving the existence, scope and nature of the discharges granted under Sections 10.4 and 10.5 hereof;

(n) To hear and determine all disputes involving or in any manner implicating the exculpation provisions granted under Section 10.6 hereof;

(o) To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any Person with the consummation or implementation of this Plan;

(p) To enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with this Plan with respect to any Person;

(q) To enter a final decree closing the Debtors’ Chapter 11 Cases;

(r) To hear and determine all disputes relating to whether the confirmation and consummation of this Plan, and the issuance of New Common Stock pursuant thereto, shall have, or shall be deemed to, constitute or result in an acquisition of a majority of the voting interests of the Debtors or any of their Affiliates or Subsidiaries for purposes of any agreement to which the Debtors or any of their Affiliates or Subsidiaries are a party;

(s) To hear and determine all disputes relating to the effect of this Plan under any agreement to which the Debtors, the Reorganized Debtors or any Affiliate or Subsidiary of the Debtors or the Reorganized Debtors are a party; and

(t) To hear and determine all disputes relating to whether any third party consent is required for the assumption or assignment under this Plan of any executory contract.

ARTICLE XII

MISCELLANEOUS

12.1. Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code shall be paid on the earlier of when due or the Effective Date by the Debtors. From and after the Effective Date, the Reorganized Debtors shall be jointly liable for and shall pay the fees under 28 U.S.C. section 1930 assessed against the Debtors’ estate under 28 U.S.C. section 1930 until entry of a final decree closing the Chapter 11 Cases.

12.2. Payment of Noteholder Professional Fees. The Reorganized Debtors shall pay all reasonable and documented fees, costs and expenses incurred by the DIP Agent, ZCOF and the Indenture Trustee after the Petition Date. Notwithstanding the foregoing, the fees, costs and expenses discussed in this subsection in respect of ZCOF and the Indenture Trustee shall only be paid in the event that this Plan is confirmed and the Effective Date occurs. Within 30 days after the Effective Date, the Indenture Trustee shall serve its invoice (with backup detail) on Reorganized Delta, the Creditors’ Committee, the Recovery Trustee, the Office of the United States Trustee and the Supporting Noteholders. Such parties shall have 20 days thereafter to indicate to the Indenture Trustee if they object to any portion of the invoice. At the end of the 20-day period, the Recovery Trustee shall pay any portion of the invoice not subject to an objection; the Recovery Trustee shall thereafter have 30 days to ask for a hearing on that part of the invoice subject to an objection, and shall reserve the invoiced amount subject to objection pending the 30-day hearing request period and, if a hearing is requested, conclusion of that contested matter. Until the payment of all reasonable and documented fees, costs and expenses of the Indenture Trustee, the Indenture Trustee shall retain its right to any liens on distributions to the Holders of all Noteholder Claims in accordance with the Indentures and Section 6.10 of the Plan in connection with all fees, costs and expenses incurred prior to and after the Effective Date.

12.3. Further Assurances. The Debtors or the Reorganized Debtors, as applicable may file such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.

12.4. Exhibits Incorporated. All exhibits to this Plan, including the Plan Exhibits and the Plan Supplements, are incorporated into and are a part of this Plan as if fully set forth herein.

12.5. Intercompany Claims. Notwithstanding anything to the contrary herein, on or after the Effective Date, any claims held by one Debtor against any other Debtor may be adjusted (including by contribution, distribution in exchange for new debt or equity, or otherwise), paid, continued, or discharged to the extent reasonably determined appropriate by the Debtors and the Plan Sponsor.

12.6. Amendment or Modification of this Plan. Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, alterations, amendments or modifications of this Plan or the Plan Exhibits may be proposed in writing jointly by the Debtors, and the Supporting Noteholders, with the reasonable consent of the Creditors’ Committee, and, with respect only to those provisions that have a material effect on the Plan Sponsor’s or the Joint Venture Company’s commercial, economic or management (with respect to the Joint Venture Company) rights or interests, the Plan Sponsor at any time prior to or after the Confirmation Date, but prior to the Effective Date. Holders of Claims that have accepted this Plan shall be deemed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such Holder; provided, however, that any Holders of Claims who were deemed to accept this Plan because such Claims were unimpaired shall continue to be deemed to accept this Plan only if, after giving effect to such amendment or modification, such Claims continue to be unimpaired. If the Debtors make material changes to the terms of this Plan, the Debtors will disseminate additional solicitation materials and extend the solicitation period, in each case to the extent required by law or further order of the Court.

12.7. Inconsistency. In the event of any inconsistency among this Plan, the Disclosure Statement and any exhibit to the Disclosure Statement, the provisions of this Plan shall govern.

12.8. Section 1125(e) of the Bankruptcy Code. As of the Confirmation Date, the Debtors shall be deemed to have solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtors (and each of their successors, predecessors, control persons, members, Affiliates, Subsidiaries, agents, directors, officers, employees, investment bankers, financial advisors, accountants, attorneys and other professionals and any officer or employee serving as a director, manager, officer or employee of any Affiliate or Subsidiary of the Debtors or trustee (or similar position) of any employee benefit plan or trust (or similar person) of the Debtors or its Affiliates or Subsidiaries) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under this Plan. Accordingly, such entities and individuals shall not be liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of this Plan or the offer and issuance of the securities under this Plan.

12.9. Compliance with SEC Requirements. The Debtors shall (i) take all steps necessary to remedy any past instances of SEC non-compliance with public-company reporting requirements prior to the Effective Date, and (ii) commence timely filing of all SEC reports, statements and other information required of a public reporting company.

12.10. Compliance with Tax Requirements. In connection with this Plan and all instruments issued in connection herewith and distributed hereunder, any party issuing any instruments or making any distribution under this Plan, shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under this Plan shall be subject to any withholding or reporting requirements. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Plan as having been paid to the applicable Holder of an Allowed Claim in respect of which such withholding was made. Notwithstanding the above, each Holder of an Allowed Claim that is to receive a distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution. Any party issuing any instruments or making any distribution under this Plan has the right, but not the obligation, to not make a distribution until such Holder has made arrangements satisfactory to such issuing or distributing party for payment of any such tax obligations.

12.11. Determination of Tax Filings and Taxes. The Reorganized Debtors shall have the right to request an expedited determination of its tax liability, if any, under section 505(b) of the Bankruptcy Code with respect to any tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date. The Reorganized Debtors shall have the right, at their expense, to control, conduct, compromise and settle any tax contest, audit or administrative or court proceeding relating to any liability for taxes.

12.12. Exemption from Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities (including issuance of warrants) under or in connection with this Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with this Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under this Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

12.13. Dissolution of any Statutory Committees and Cessation of Fee and Expense Payment. On the Effective Date, the Creditors’ Committee shall be dissolved except for the purposes of (i) any appeal or request for reconsideration, stay pending appeal, other disputes, or litigation regarding this Plan or the Confirmation Order, and (ii) prosecuting and/or objecting to applications described in section 2.2 hereof.

12.14. Severability of Provisions in this Plan. If prior to the entry of the Confirmation Order, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors, upon the consent of the Plan Sponsor and the Creditors’ Committee (which consent shall not be withheld unreasonably), shall have the power to alter and interpret such term or provision to render it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as so altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remaining terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

12.15. Governing Law. Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit to this Plan or Plan Supplements provides otherwise (in which case the governing law specified therein shall be applicable to such exhibit), the rights, duties and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the principles of conflict of laws that would require application of the laws of another jurisdiction.

12.16. No Admissions. If the Effective Date does not occur, this Plan shall be null and void in all respects, and nothing contained in this Plan shall (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors, (b) prejudice in any manner the rights of the Debtors or any other party in interest or (c) constitute an admission of any sort by the Debtors or other party in interest.

12.17. Reservation of Rights. Except as expressly set forth herein, this Plan shall have no force and effect unless and until the Bankruptcy Court has entered the Confirmation Order and the Effective Date has occurred. The filing of this Plan, any statement or provision contained in this Plan, or the taking of any action by the Debtors or any other party with respect to this Plan shall not be and shall not be deemed to be an admission or waiver of any rights of the Debtors or any other party with respect to Claims or Equity Interests or any other matter.

12.18. Notices. All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

(a)	if to the Debtors, to:

Delta Petroleum Corporation

370 17th Street, Suite 4300

Denver, Colorado 80202

Facsimile:	(303) 298-8251
Attention:	Carl E. Lakey, Chief Executive Officer

E-mail: clakey@deltapetro.com

with copies to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, New York 10004

Facsimile: (212) 422-4726

Attention: Kathryn A. Coleman, Esq.

E-mail: kcoleman@hugheshubbard.com

Morris, Nichols, Arsht & Tunnell LLP

1201 North Market Street,

Wilmington, DE 19899

Facsimile: 302-425-4664

Attention: Derek C. Abbott, Esq.

Email: dabbott@mnat.com

(b)	if to the Plan Sponsor, to:

Laramie Energy II, LLC

1512 Larimer Street, Suite 1000

Denver, Colorado 80202

Facsimile: (303) 339-4399

Attn: Bruce L. Payne, President and CFO

Email: bpayne@laramie-energy.com

with copies to:

Bryan Cave HRO

1700 Lincoln, Suite 4100

Denver, CO 80203

Facsimile: (303) 866-0200

Attn: Phillip R. Clark, Esq.

Email: phillip.clark@bryancave.com

(c)	if to the Creditors’ Committee, to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Facsimile: (212) 872-1002

Attn: Daniel H. Golden

Email: dgolden@akingump.com

Akin Gump Strauss Hauer & Feld LLP

1333 New Hampshire Ave, Northwest

Washington, DC 20036

Facsimile: (202) 887-4288

Attn: James R. Savin

Email: jsavin@akingump.com

(d)	if to the Supporting Noteholders, to:

Waterstone Capital Management, L.P.

2 Carlson Parkway, Suite 260

Plymouth, MN 55447

Attn: Jon W. Kreidler

Facsimile: (952) 697-4140

Email: jkreidler@wscm.net

Whitebox Advisors, LLC

3033 Excelsior Boulevard, Suite 300

Minneapolis, MN 55416

Attention: Jake Mercer

Telephone: (612) 253-6001

Email: jmercer@whiteboxadvisors.com

with copies to:

Brown Rudnick LLP Seven Times Square New York, NY 10036 Attn: Robert J. Stark, Esq. Facsimile (212) 209-4801 Email: rstark@brownrudnick.com	Brown Rudnick LLP 185 Asylum Street, 38th Floor Hartford, CT 06103 Attn: Howard L. Siegel, Esq. Facsimile (860) 509-6501 Email: hsiegel@brownrudnick.com

Zell Credit Opportunities Master Fund, L.P.

Two North Riverside Plaza

Suite 600

Chicago, Illinois 60606

Attn: Will Monteleone

Facsimile (312) 454-0335

Email: wmonteleone@egii.com

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive, Floor 32

Chicago, IL 60606

Attn: Ron E. Meisler

Facsimile: (312) 407-8641

Email: Ron.Meisler@skadden.com

[The remainder of this page is intentionally left blank.]

Dated:	August 16, 2012	DELTA PETROLEUM CORPORATION
Denver, Colorado
		By:	/s/ John T. Young, Jr.
John T. Young, Jr.
Chief Restructuring Officer

DPCA LLC

		By:	/s/ John T. Young, Jr.
John T. Young, Jr.
Chief Restructuring Officer

DELTA EXPLORATION COMPANY, INC.

		By:	/s/ John T. Young, Jr.
John T. Young, Jr.
Chief Restructuring Officer

DELTA PIPELINE, LLC

		By:	/s/ John T. Young, Jr.
John T. Young, Jr.
Chief Restructuring Officer

DLC, INC.

		By:	/s/ John T. Young, Jr.
John T. Young, Jr.
Chief Restructuring Officer

CEC, INC.

		By:	/s/ John T. Young, Jr.
John T. Young, Jr.
Chief Restructuring Officer

CASTLE TEXAS PRODUCTION LIMITED PARTNERSHIP

By:	/s/ John T. Young, Jr.
John T. Young, Jr.
Chief Restructuring Officer

AMBER RESOURCES COMPANY OF COLORADO

By:	/s/ John T. Young, Jr.
John T. Young, Jr.
Chief Restructuring Officer

CASTLE EXPLORATION COMPANY, INC.

By:	/s/ John T. Young, Jr.
John T. Young, Jr.
Chief Restructuring Officer

COUNSEL:

Derek C. Abbott, Esq.

Ann C. Cordo, Esq.

William M. Alleman, Jr., Esq.

Morris, Nichols Arsht & Tunnell

1201 North Market Street, 18th Floor

Wilmington, Delaware 19899

(302) 658-9200

-and-

Kathryn A. Coleman, Esq.

W. Peter Beardsley, Esq.

Christopher Gartman, Esq.

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, New York 10004

(212) 837-6000